                                                                    EXHIBIT 10.5

                                                                  EXECUTION COPY


                     _____________________________________

                            SOUTH AMERICAN CROSSING

                     _____________________________________



                              PROJECT DEVELOPMENT

                                      AND

                             CONSTRUCTION CONTRACT

                                    BETWEEN

                          ALCATEL SUBMARINE NETWORKS

                                      AND

                         SOUTH AMERICAN CROSSING LTD.


                     _____________________________________

                           Dated as of July 30, 1999

                     _____________________________________

                               TABLE OF CONTENTS

                         GENERAL TERMS AND CONDITIONS

Article                                                                            PAGE
-------                                                                            ----

 1    Provision of System..........................................................   1
 2    Documents Forming the Entire Contract........................................   1
 3    Definitions..................................................................   2
 4    Contract Price...............................................................  17
 5    Terms of Payment by Purchaser................................................  21
 6    Contract Variations..........................................................  24
 6A   Optional Upgrades............................................................  25
 6B   *............................................................................  29
 6C   *............................................................................  30
 7    Responsibilities for Permits; Compliance with Laws; Purchaser Access Rights..  30
 8    Route Survey.................................................................  32
 9    Acceptance...................................................................  33
10    Warranty.....................................................................  37
11    Contractor Support; Use of Segment for Restoration Protection................  42
12    Purchaser's Obligations......................................................  43
13    Termination for Default......................................................  44
14    Termination for Convenience..................................................  46
15    Suspension...................................................................  48
16    Title and Risk of Loss.......................................................  49
17    Force Majeure................................................................  49
18    Intellectual Property........................................................  50
19    Infringement.................................................................  56
20    Safeguarding of Information and Technology...................................  57
21    Export Control...............................................................  58
22    Liquidated Damages...........................................................  58
23    Limitation of Liability/Indemnification......................................  60
24    Counterparts.................................................................  61
25    Design and Performance Responsibility; Subcontractors........................  61
26    Product Changes..............................................................  63
27    Risk and Insurance...........................................................  63
28    Plant and Work Rules.........................................................  66
29    Right of Access and Review...................................................  66
30    Quality Assurance; First Application.........................................  67
31    Documentation................................................................  68
32    Training.....................................................................  68
33    Settlement of Disputes/Arbitration...........................................  68
34    Applicable Law...............................................................  70
35    Notices......................................................................  71
36    Publicity and Confidentiality................................................  71

* Material omitted and separately filed with the Commission under an application for confidential treatment.

37    Assignment...................................................................  72
38    Relationship of the Parties..................................................  73
39    Successors Bound.............................................................  73
40    Article Captions; Joint Drafting.............................................  73
41    Severability.................................................................  73
42    *............................................................................  74
43    Survival of Obligations......................................................  74
44    Non-Waiver...................................................................  74
45    Language.....................................................................  74
46    Entire Agreement.............................................................  74

* Material omitted and separately filed with the Commission under an application for confidential treatment.

Exhibit A    Route Segments
Exhibit B    *
Exhibit C    *
Exhibit D    Forms of Opinion for Contractor and *
Exhibit E    Form of Payment Escrow Agreement
Exhibit F    First Use System Elements and Subsystems and Deliverable Software
Exhibit G    Subcontractors
Exhibit H    Intellectual Property
Exhibit I    Landing Licenses
Exhibit J    Examples of Contractor Permits
Exhibit K    Examples of Owner Permits


* Material omitted and separately filed with the Commission under an application for confidential treatment.

                            PROJECT DEVELOPMENT AND
                             CONSTRUCTION CONTRACT

          This Project Development and Construction Contract "Contract") is made as of the 30th day of July, 1999 between Alcatel Submarine Networks, a corporation organized and existing under the laws of France, and having its principal office in Clichy Cedex, France, (hereinafter "Contractor") and (ii)
                                                        ----------
South American Crossing Ltd., a corporation organized and existing under the laws of Bermuda, and having its principal office in Hamilton, Bermuda (hereinafter "Purchaser").
              ---------

          WHEREAS, Purchaser desires to establish a fiber optic cable system, to be known as the South American Crossing Cable System (hereinafter, and as more fully defined herein, the "System"), which will be used to provide service among the Segments as described in Exhibit A hereto;

          WHEREAS, Contractor is in the business of designing, constructing, installing, supplying, delivering and manufacturing fiber optic cable systems and is familiar with the general business of the fiber optic cable system industry;

          WHEREAS, Purchaser seeks to purchase and own the System and wishes to engage Contractor to perform the Work and Upgrade Work; and

          WHEREAS, Contractor is willing to perform the Work and Upgrade Work on a turn-key, fixed-price basis in accordance with and subject to the terms hereof.

          NOW, THEREFORE, in consideration of the premises and for other good and valuable considerations, receipt of which is hereby acknowledged, it has been agreed as follows:

Article 1  Provision of System
------------------------------

          In consideration of the Contract Price and the Upgrade Prices, the Contractor hereby agrees to perform the Work and the Upgrade Work, on a turn-key, fixed price basis, and to provide the Purchaser with the System meeting the System Performance Requirements on or before the Scheduled RFS Date(s) and the System Upgrades meeting the requirements of Article 6A, all in accordance with the terms hereof.

          Contractor understands that a part of the System comprising portions of the Trans-Andean Crossing is intended to be installed by another contractor(s). The Contractor agrees to reasonably cooperate with Purchaser and such other contractor(s), as necessary, including with respect to (i) formulating and carrying out installation and (ii) Contractor's and each such other contractor's obligation to formulate testing procedures.

Article 2  Documents Forming the Entire Contract
------------------------------------------------

          This Contract consists of these commercial Terms and Conditions, Exhibits A through K, and the following documents (in the form of attachments, including appendices, attached hereto), which shall be read and construed as part of the Contract:

     Commercial Volume

     .    Provisioning Schedule, Section                     2
     .    Upgrade Provisioning Schedule, Section             3
     .    Billing Schedule, Section                          4
     .    Upgrade Billing Schedule, Section                  5
     .    Plan of Work, Section                              6
     .    Upgrade Plan of Work, Section                      7
     .    Invoice Format, Section                            8
     .    Form of Contractor's certificate, Section          9
     .    Progress Schedule, Section                        10
     .    Upgrade Progress Schedule, Section                11

     Technical Volume (includes Route Information)


          In the event of any inconsistency between the Terms and Conditions and the above listed documents, the Terms and Conditions shall prevail. The documents listed above have no order of precedence.

Article 3  Definitions
----------------------

          Terms used herein which are not defined herein, but which have common meanings when used in the telecommunications industry, shall have such common meanings when used herein. Definitions are as described in the specific Articles. Except as otherwise defined the following definitions shall apply throughout the Contract:

          AAA has the meaning set forth in Sub-Article 33(B).

          Acceptance Testing means (i) with respect to a Segment, a Phase or the System, the tests described in the System Commissioning and Acceptance section of the Technical Volume or developed pursuant to such section by mutual agreement of the Parties and designed to verify that such Segment, such Phase or the System meets the applicable Performance Requirements and (ii) with respect to any System Upgrade, the tests described in the System Commissioning and Acceptance section of the Technical Volume or developed pursuant to such section by mutual agreement of the Parties and designed to verify that the System Upgrade meets the applicable Performance Requirements.

          Access Rights means all ownership, easement, wayleaves and/or other property rights, from both private and governmental entities, both on land and below the surface of the water (including, without limitation, agreements to use borepipes, conduits and ducts, install manholes and to lease space in cable stations) necessary to access, use and occupy cable stations and the sites for cable stations (including, without limitation, to land and install the submarine cable and related equipment and to bring such cable from the ocean to the cable stations) in order for the Purchaser to own, operate and maintain the System.

          Actual Knowledge means the actual knowledge of any executives with management responsibility for the Contract.

          Assignment has the meaning set forth in Sub-Article 37(A).

          Bank Escrow Agent means The Chase Manhattan Bank, in its capacity as escrow agent under the Payment Escrow Agreement, and its successors in such capacity.

          Bankruptcy Event means an event specified in Sub-Article 13(A)(3) or 13(A)(4) with Contractor as the "other Party".

          Billing Milestones means the billing milestones set forth in the Technical Volume.

          Billing Schedule means a billing schedule attached hereto as Section 4 to the Commercial Volume.

          Buenos Aires Telehouse means a telehouse located in Buenos Aires, Argentina in which Purchaser has obtained Purchaser Access Rights.

          Certificate of Commercial Acceptance means a certificate issued by Purchaser in accordance with Sub-Article 9(D) to Contractor certifying that a Segment, the System or a System Upgrade is Ready for Commercial Acceptance.

          Certificate of Final Acceptance means a certificate issued by Purchaser in accordance with Sub-Article 9(E) to Contractor certifying that a Phase; the System or a System Upgrade is Ready for Final Acceptance.

          Certificate of Provisional Acceptance means a certificate issued by Purchaser in accordance with Sub-Article 9(C) to Contractor certifying that a Segment, the System or a System Upgrade is Ready for Provisional Acceptance.

          CIF means cost, insurance and freight, as defined in Incoterms.

          *

          Code means the Internal Revenue Code of 1986, as amended from time to time.

          Commissioning Report means a written report from Contractor demonstrating that the System (or a Segment, if Purchaser agrees to accept it) is Ready for Commercial Acceptance or Provisional Acceptance, as the case may be, and has passed all Acceptance Testing and all other acceptance and performance requirements set forth in the System Commissioning and Acceptance section of the Technical Volume.


* Material omitted and separately filed with the Commission under an application for confidential treatment.

          Confidential Information has the meaning set forth in Sub-Article
36(B).

          Contract means this agreement, specifically consisting of the documents described in Article 2, and shall be deemed to include any amendments thereto or Contract Variations pursuant to Article 6 (Contract Variations).

          Contract Countries means U.S. Virgin Islands, Brazil, Argentina, Chile, Peru, Colombia, Panama and Uruguay or any political subdivision thereof or taxing authority therein.

          Contract Price means the Initial Contract Price, plus any variations pursuant to Article 6 (Contract Variations), Article 6B *, Article 6C *, Taxes as set forth in Sub-Article 4(B) and other adjustments to the Contract Price provided for in this Contract.

          Contract Taxes has the meaning set forth in Sub-Article 4(B)(1).

          Contract Variation has the meaning set forth in Sub-Article 6(A).

          Contractor means the entity that executed this Contract as the Contractor and that will be responsible for the performance of the Work (and if applicable, Upgrade Work) under this Contract and shall include its permitted successors and/or assigns.

          Contractor Permits means (i) all permits that the Contractor needs to conduct its business, (ii) all Permits which the Contractor must obtain in order to carry out its operations to perform the Work and (iii) minor and routine construction and building Permits such as licenses to install electricity and plumbing. Exhibit J hereto contains a list of sample Contractor Permits; provided that such list is not meant to be complete or exclusive.
--------
          Cook's Crossing means (i) the Supplies contained in the Ft. Amador
(PAC) Cable Station, and the St. Croix (SAC) Cable Station, and (ii) the transmission facility (owned by an affiliate of purchaser) connecting the Ft. Amador (PAC) Cable Station, the St. Croix (PAC) Cable Station, and the Venezuela
(PAC) Cable Station; designed and constructed by TSSL for an affiliate of Purchaser as a fully integrated and working Segment of the System.

          Cook's Crossing Upgrade shall have the meaning set forth in Sub-
Article 6A(A).

          Dark Fiber shall mean fiber optic cable meeting the criteria of ITU
G.655 and having the ability to connect to associated repeaters, regeneration equipment, transmission equipment, terminal equipment or other Supplies, consisting of four fiber pairs, installed in all or any portion designated by Purchaser (with notice to Contractor) of the Purchaser Access Rights, which cable shall not come with any associated repeaters,


* Material omitted and separately filed with the Commission under an application for confidential treatment.

regeneration equipment, transmission equipment, terminal equipment or other supplies, all as more fully described in the Technical Volume.

          Date of Commercial Acceptance, Provisional Acceptance or Final Acceptance means the date set forth in the Certificate of Commercial Acceptance, Certificate of Provisional Acceptance or Certificate of Final Acceptance, as the case may be; provided, that for purposes of Article 21 (Liquidated Damages) only, such date shall be deemed to be the date that Purchaser receives a complete Commissioning Report or an Upgrade Commissioning Report, as the case may be, demonstrating that a Segment, a Phase, the System or a System Upgrade, as the case may be, is Ready for Commercial Acceptance, Ready for Provisional Acceptance or Ready for Final Acceptance in accordance with Article 9 "cceptance).

          Default means an Event of Default or any event, condition or occurrence which with the giving of notice or passage of time or both would be an Event of Default.

          Deliverable Software has the meaning set forth in Sub-Article 18(C).

          Deliverable Software Escrow has the meaning set forth in Sub-Article 18(H).

          Deliverable Technical Material has the meaning set forth in Sub-
Article 18(B).

          Dispute Account means the Dispute Account to be created under the Payment Escrow Agreement.

          Event of Default has the meaning set forth in Sub-Article 13(A).

          Excluded Tax means a Tax described in any of the following clauses:

          (i) any franchise, excess profits, net worth, capital or capital gains Tax, as well as any Tax on doing business or imposed on net or gross income or receipts (including minimum and alternative minimum Taxes measured by any items of Tax preference), but in each case excluding Taxes that are or are in the nature of sales, use, excise, license, stamp, rental, ad valorem, value added or property Taxes (other than property taxes on property owned by the Contractor and not intended to be incorporated into the System);

          (ii) any Taxes imposed by a jurisdiction other than one in which (a) the Contractor is or is treated as engaged in activities contemplated by or in fulfillment of the Contract or (b) the Purchaser or its affiliates has a nexus to such jurisdiction and the Tax imposed is attributable to that nexus;

          (iii) Taxes imposed on the Contractor as a result of Contractor's gross negligence or willful misconduct; or

          (iv) any import duty, other import related charges, sales or use tax, VAT or property tax imposed by any Non-Contract Country in respect of Supplies brought into such Non-Contract Country for testing, modification or other similar purposes prior to being installed or used outside such Non-Contract Country.

          Expedited Upgrade has the meaning set forth in Sub-Article 6A(L).

          Final Commissioning Report and Final Upgrade Commissioning Report means a written report from Contractor demonstrating that the System (or a Segment) is Ready for Final Acceptance and has passed all Acceptance Testing and all other acceptance and performance requirements set forth in the System Commissioning and Acceptance section of the Technical Volume.

          Final Survey Report means the final survey report described in the Technical Volume.

          FOB means free on board as defined in the International Chamber of Commerce, Guide to Incoterms (1990).

          Ft. Amador (PAC) Cable Station (or the Panama (PAC) Cable Station) means the cable station located in Ft. Amador, Panama which is part of the Pan American Crossing submarine cable system, which is owned by an affiliate of Purchaser.

          Force Majeure has the meaning set forth in Sub-Article 17(A).

          *

          Incoterms means the International Chamber of Commerce, Guide to Incoterms (1990).

          Information has the meaning set forth in Sub-Article 20(A).

          Initial Contract Price has the meaning set forth in Sub-Article
4(A)(1).

          Initial Upgrade Price has the meaning set forth in Sub-Article
4(A)(2).

          Intellectual Property has the meaning set forth in Sub-Article 18(A).

          Landing Country(ies) means each country in which the System connects to a cable station.

          Landing Licenses means, in the United States, a License to Land and Operate a Submarine Cable System pursuant to the Submarine Cable Landing Act, 47 U.S.C. 34-39


* Material omitted and separately filed with the Commission under an application for confidential treatment.

and in the other Landing Countries, the comparable licenses, which licenses are specifically described in Exhibit I hereto.

          Las Toninas Cable Station means the System cable station to be located in Las Toninas, Argentina.

          Laws means any laws, ordinances, regulations, rules, orders, proclamations, requirements of governmental authorities or treaties.

          Manufacturing Materials has the meaning set forth in Sub-Article
13(B).

          Non-Contract Countries means all countries, or any political subdivision thereof or taxing authority therein, other than the Contract Countries.

          Non-Ship Costs has the meaning set forth in Sub-Article 10(A)(2).

          Notice of Termination has the meaning set forth in Sub-Article 14(A).

          *

          Owner Permits means all Permits required to be obtained from governmental authorities pursuant to Laws that the Purchaser needs to own and operate the System and which the Purchaser would have had to obtain if it were constructing the System itself. Exhibit K contains a sample list of Owner Permits; provided that such list is not meant to be complete or exclusive.


          Party(ies) means either of the Purchaser and/or the Contractor, as appropriate.

          Payment Escrow Agreement means that escrow agreement to be entered into among the Contractor, Purchaser, and the Bank Escrow Agent, substantially in the form of Exhibit E hereto, with such changes therein as are reasonably requested by the Bank Escrow Agent, as amended modified or supplemented from time to time.

          Performance Requirements means (i) with respect to a Segment, a Phase or the System, the applicable System Performance Requirements set forth or to be developed by mutual agreement pursuant to the Transmission Performance section of the System Description section of the Technical Volume, (ii) with respect to any System Upgrade, the System Performance Requirements set forth in or to be developed by mutual agreement pursuant to the Technical Volume or (iii) in each case, such other Segment,


* Material omitted and separately filed with the Commission under an application for confidential treatment.

Phase, System or System Upgrade performance levels as mutually agreed by the Parties, including the System acceptance limits included in the impairment budgets.

          Permits means all Access Rights, permits, pipeline and cable crossing agreements, approvals, "no objections", permissions-in-principle, authorizations, consents, customs clearances, registrations, certificates, rights-of-way, certificates of occupancy, licenses, including without limitation, export and import licenses and similar authorizations, landing permits, orders, vessel and crew authorizations/visas, permission for the operation of navigational aids and radio systems and similar authorizations necessary to complete the Work and operate and maintain the System (other than any of the foregoing (i) relating to the ownership, operation and maintenance by Purchaser of the System and not necessary until after the System is Ready for Final Acceptance, (ii) which is or would be needed by Purchaser to engage in any business outside the business of developing, owning and operating a submarine cable system or (iii) which is or would be needed at any time by any purchaser or lessee of capacity on the System). Permits include all of the foregoing whether required to be obtained from governmental entities or private parties. The term Permits includes all Contractor Permits and all Owner Permits.

          Phase 1 means Segments C and D * all as more fully described in the Technical Volume hereto.

          *

          Phase 2 means Segments A, B and Cook's Crossing* as more fully described in the Technical Volume hereto.

          *

          Phase 3 means Segments E-1, E-2, E-3, F, G and H, * as more fully described in the Technical Volume.

          Plan of Work means the Plan of Work attached as Section 6 to the Commercial Volume.

          Provisioning Schedule means the price schedule attached hereto in
Section 2 to the Commercial Volume.

          Purchaser means South American Crossing Ltd. and shall include its permitted successors and assigns.

          Purchaser Access Rights means, with respect to the Trans-Andes Crossing, the rights of way, duct space, and space and infrastructure in both equipment huts and telehouses obtained by Purchaser or its affiliates necessary for Contractor to install the Supplies, all as more fully described in the Technical Volume.

* Material omitted and separately filed with the Commission under an application for confidential treatment.

          Purchaser Hindrance has the meaning set forth in Article 12 hereof.

          Purchaser Permits means, collectively, all Landing Licenses.

          Ready for Commercial Acceptance means

          (i)  for any Segment, that

               (a) if the Phase including such Segment is not at the same time also Ready for Commercial Acceptance, the Purchaser has consented, in its sole discretion, to accept such Segment as Ready for Commercial Acceptance,

               (b) such Segment has been substantially completed and has the ability to carry commercial traffic between the two landing points of such Segment meeting performance criteria of ITU-T
                    G.826 as defined in the System Performance section of the Technical Volume and has line monitoring and protection switching capability,

               (c) Contractor has tested and provided for STM-1 interconnectivity capability to the Segment terminal equipment according to ITU-T G.826 or, if a different interface rate is used, an equivalent standard,

               (d)  Contractor has substantially performed its obligations under
                    Article 18 (Intellectual Property) then required to be performed by it, and

               (e)  all Permits are obtained for such Segment, and


          (ii) for any Phase, that

               (a) such Phase has been substantially completed and has the ability to carry commercial traffic operating at 20 Gb/s per fiber pair on two fiber pair between the various landing points of such Phase meeting performance criteria of ITU-T
                    G.826 as defined in the System Performance section of the Technical Volume, has line monitoring and per Segment protection switching capability and has network management capability,

               (b) Contractor has tested and provided for STM-1 interconnectivity capability to the System terminal equipment according to ITU-T G.826 or if a different interface rate is used, an equivalent standard,

               (c)  Contractor has substantially performed its obligations under
                    Article 18 (Intellectual Property) then required to be performed by it;

               (d)  all Permits are obtained for such Phase; and

               (e) in the case of Phase 3, the System is also ready for Commercial Acceptance; and

        (iii)  for the System, that

               (a) the System has been substantially completed and has the ability to carry commercial traffic throughout the System (operating at 20 Gb/s per fiber pair on two fiber pair) meeting performance criteria of ITU-T G.826 as defined in the System Performance section of the Technical Volume, has line monitoring and per Segment protection switching capability and has network management capability,

               (b) Contractor has tested and provided for STM-1 interconnectivity capability to the System terminal equipment according to ITU-T G.826, or, if a different interface rate is used, an equivalent standard,

               (c)  Contractor has substantially performed its obligations under
                    Article 18 (Intellectual Property) then required to be performed by it,

               (d)  all Permits are obtained for such Phase, and

               (e) in the case of Phase 3, the System is also ready for Commercial Acceptance, and

        (iv) for any System Upgrade, the System is Ready for Commercial Acceptance at the capacity specified for such System Upgrade.

        Ready for Final Acceptance means

        (i)  for any Phase, that

             (a)(I) such Phase has successfully and continuously (other than by reason of Force Majeure in which case the test period shall be extended for a time period agreed between the Parties) functioned in compliance with the System Performance Requirements during the period of ninety (90) consecutive days after the Date of Provisional Acceptance, or

             (II) if such Phase shall have failed to meet the System Performance Requirements at any time during such period (other than by reason of Force Majeure), the Contractor has corrected such failure and such Phase has successfully and continuously (other than by reason of Force Majeure in which case the test period shall be extended for a time period agreed between the Parties) functioned in compliance with the System Performance Requirements for such additional period of time not to exceed ninety (90) days (and not to end prior to the date ninety (90) days after the Date of Provisional Acceptance) as reasonably determined by the Purchaser as being sufficient to confirm that such failure has been corrected and that no other failures are likely to appear, and

             (b) all deficiencies noted in the Certificate of Provisional Acceptance have been corrected (other than minor deficiencies which will not affect the operation of such Phase, in respect of which an equitable adjustment to the Contract Price will be made),

             (c)    Contractor has complied in all material respects with
                    Article 18 (Intellectual Property), and

             (d) in the case of Phase 3 the System is also Ready for Final Acceptance and meets the criteria of clause (ii) below, and

       (ii)  for the System, that

             (a)(I) the System has successfully and continuously (other than by reason of Force Majeure in which case the test period shall be extended for a time period agreed between the Parties) functioned in compliance with the System Performance Requirements during the period of ninety (90) consecutive days after the Date of Provisional Acceptance, or

               (II) if the System shall have failed to meet the System
                    Performance Requirements at any time during such period (other than by reason of Force Majeure), the Contractor has corrected such failure and the System has successfully and continuously (other than by reason of Force Majeure in which case the test period shall be extended for a time period agreed between the Parties) functioned in compliance with the System Performance Requirements for such additional period of time not to exceed ninety (90) days (and not to end prior to the date ninety (90) days after the Date of Provisional Acceptance) as reasonably determined by the Purchaser as being sufficient to confirm that such failure has been corrected and that no other failures are likely to appear,

               (b) all deficiencies noted in the Certificate of Provisional Acceptance have been corrected (other than minor deficiencies which will not affect the operation of the System, in respect of which an equitable adjustment to the Contract Price will be made), and

               (c)  Contractor has complied in all material respects with
                    Article 18 (Intellectual Property), and

      (iii)  for any System Upgrade, that

             (a)(I) the System Upgrade has successfully functioned in
                    compliance with the System Performance Requirements during the period of ninety (90) days after the Date of Provisional Acceptance of the System Upgrade, or

             (II) if the System Upgrade shall have failed to meet the System Performance Requirements during such period, the Contractor has corrected such failure and the System Upgrade has successfully functioned in compliance with the System Performance Requirements for such additional period of time not to exceed ninety (90) days as reasonably determined by the Purchaser as sufficient to confirm that such failure has been corrected, and

             (b) all deficiencies noted in the Certificate of Provisional Acceptance have been corrected (other than minor deficiencies which will not affect the operation of the System, in respect of which an equitable adjustment of the Contract Price will be made), and

             (c)    Contractor has complied in all material respects with
                    Article 18 (Intellectual Property).

          Ready for Provisional Acceptance means

        (i)    with respect to any Segment,

               (a) if the Phase including such Segment is not, at the same time, also Ready for Provisional Acceptance, the Purchaser has consented, in its sole discretion, to accept such Segment as Ready for Provisional Acceptance,

               (b) such Segment is complete in all material respects (and in any event is Ready for Commercial Acceptance),

               (c) the results of Acceptance Testing of such Segment demonstrate that such Segment has satisfied the System Performance Requirements,

               (d)  Contractor has substantially performed its obligations under
                    Article 18 (Intellectual Property) then required to be performed by it,

               (e)  all Permits are obtained for such Segment, and

        (ii) with respect to any Phase, such Phase is complete in all material respects (and in any event is Ready for Commercial Acceptance), all Segments of such Phase are Ready for Provisional Acceptance with per Segment protection capability, line monitoring and network management capability, and, in the case of Phase 3, the System is also Ready for Provisional Acceptance,

        (iii) with respect to the System, the System is complete in all material respects (and in any event is Ready for Commercial Acceptance), all Segments are Ready for Provisional Acceptance with per Segment protection capability, line monitoring and network management capability and self-healing ring protection capability, and

        (iv) with respect to any System Upgrade, the results of Acceptance Testing of such System Upgrade demonstrate that such System Upgrade is complete in all material respects and is sufficient to realize the Performance Requirements.

        Representatives has the meaning set forth in Article 36(B).

        Retainage means (a) in the case of the System, an amount equal to * of the Initial Contract Price and (b) in the case of each System Upgrade, an amount equal to * of the Initial Upgrade Price.

        Retesting has the meaning set forth in Sub-Article 9(B)(3).

        Route Survey means the route survey described in the Technical Volume.

* Material omitted and separately filed with the Commission under an application for confidential treatment.

          Santiago Telehouse means a telehouse located in Santiago, Chile in which Purchaser has obtained Purchaser Access Rights.

          Scheduled Phase 1 RFS Date has the meaning set forth in Sub-Article 9(A).

          Scheduled Phase 2 RFS Date has the meaning set forth in Sub-Article 9(A).

          Scheduled Phase 3 RFS Date has the meaning set forth in Sub-Article 9(A).

          Scheduled RFS Date(s) means any of the Scheduled Phase 1 RFS Date, Phase 2 RFS Date and/or Scheduled System RFS Date.

          Scheduled System RFS Date has the meaning set forth in Sub-Article
9(A).

          Scheduled Upgrade Date means for any System Upgrade, the date by which the Contractor agrees such System Upgrade will be Ready for Provisional Acceptance or Commercial Acceptance.

          Segment means any of Segments A through I and Cook's Crossing.

          Segment A means the four fiber pair Segment of the System from the St. Croix (SAC) Cable Station to Fortaleza, Brazil and landing in Fortaleza in a location capable of interconnecting with major telecommunications carriers.

          Segment B means the four fiber pair Segment of the System from Fortaleza, Brazil to Rio de Janeiro, Brazil and landing in Rio de Janeiro in a location capable of interconnecting with major telecommunications carriers.

          Segment C means the four fiber pair Segment of the System from Rio de Janeiro, Brazil to Santos, Brazil and landing in Santos in a location capable of interconnecting with major telecommunications carriers.

          Segment D means the four fiber pair Segment of the System from Santos, Brazil to the Las Toninas Cable Station and, if elected, the Optional Branching Unit.

          *

          Segment E-1 means the four fiber pair Segment from the Las Toninos Cable Station connecting to the Buenos Aires Telehouse.

          Segment E-2 means the four fiber pair Segment from the Buenos Aires Telehouse connecting to the Santiago Telehouse.

* Material omitted and separately filed with the Commission under an application for confidential treatment.

          Segment E-3 means the four fiber pair Segment connecting the Santiago Telehouse to the Valparaiso Cable Station.

          Segment F means the four fiber pair Segment of the System from the Valparaiso Cable Station to Lurin, Peru and landing in Lurin in locations capable of interconnecting with major telecommunications carriers.

          Segment G means the four fiber pair Segment of the System from Lurin, Peru to the Colombia Branching Unit.

          Segment H means the four fiber pair Segment of the System from the Colombia Branching Unit to Buenaventura, Columbia and landing in Buenaventura in a location capable of interconnecting with major telecommunications carriers.

          Segment I means the four fiber pair Segment of the System from the Colombia Branching Unit to the Ft. Amador (PAC) Cable Station.

          Ship Costs has the meaning set forth in Sub-Article 10(A)(2).

          Ship Period has the meaning set forth in Sub-Article 10(A).

          Software Escrow Agreement has the meaning set forth in Sub-Article 18(H).

          St. Croix (PAC) Cable Station means the cable station located in St. Croix, Virgin Islands which is connected to the Pan American Crossing submarine cable system, which is owned by an affiliate of Purchaser.

          St. Croix (SAC) Cable Station means the cable station to be provisioned in St. Croix, Virgin Islands by the Contractor and which will be located adjacent to the St. Croix (PAC) Cable Station and interconnected to it.

          Subcontractor means a contractor, vendor, supplier, licensor or other person having a direct or indirect contract with the Contractor or with any other Subcontractor of the Contractor who has been hired specifically to assist the Contractor in certain specified areas of its performance of its obligations under this Contract including, without limitation, performance of any part of the Work.

          Supplies means any and all materials, plant, machinery, equipment, hardware and items supplied by the Contractor under this Contract.

          Suspension means a suspension in all or part of the Work pursuant to Sub-Article 15(A) or 15(B).

          System means the fiber optic cable system as described in Exhibit A and the Technical Volume.

          System Performance Requirements has the meaning set forth in the Technical Volume.

          System Upgrade has the meaning set forth in Sub-Article 6A(A).

          *

          TAC Segments means Segments * E-1, E-2 and E-3, as the case may be.

          Tax means any tax, duty, levy, charge or custom (including, without limitation, any sales or use tax, VAT or octroi duty relating to the Contract items and fiscal stamps connected with Contract legalization) imposed or collected by any taxing authority or agency (domestic or foreign).

          Technical Volume means the Technical Volume attached hereto.

          Trans-Andes Crossing means that portion of the System that connects the Las Toninas Cable Station, the Buenos Aires Telehouse, the Santiago Telehouse and the Valparaiso Cable Station, as more fully described in the Technical Volume.

          Transferee means any entity to which purchaser assigns rights hereunder pursuant to Sub-Article 37(C) hereof.

          TSSL means Tyco Submarine Systems Ltd., a Delaware corporation.

          Upgrade Billing Schedule means the billing schedule attached hereto as
Section 5 to the Commercial Volume.

          Upgrade Commissioning Report means a written report from Contractor demonstrating that a System Upgrade is Ready for Commercial Acceptance or Provisional Acceptance, as the case may be, and has passed all Acceptance Testing and all other acceptance and performance requirements set forth in the System Commissioning and Acceptance section of the Technical Volume.

          Upgrade Option Period has the meaning set forth in Sub-Article 6A(B).

          Upgrade Period has the meaning set forth in Sub-Article 6A(E).

          Upgrade Plan of Work means the plan of work attached hereto as Section 7 to the Commercial Volume.

          Upgrade Price means, for any System Upgrade, the Initial Upgrade Price for such System Upgrade, plus any variations pursuant to Article 6 (Contract Variations),

* Material omitted and separately filed with the Commission under an application for confidential treatment.

Taxes as set forth in Sub-Article 4(B) and other adjustments to such Upgrade Price provided for in this Contract.

          Upgrade Provisioning Schedule means the provisioning schedule attached hereto as Section 3 to the Commercial Volume.

          Upgrade Warranty Period has the meaning set forth in Sub-Article
10(A).

          Upgrade Work means the activities and services to be performed or provided by Contractor under Article 6A (Optional Upgrades).

          *

          Valparaiso Cable Station means the System cable station located in Valparaiso, Chile.

          Venezuela (PAC) Cable Station means the cable station located in Venezuela which is part of the Pan American Crossing submarine cable system, which is owned by an affiliate of Purchaser.

          Warranty Period has the meaning set forth in Sub-Article 10(A).

          Work means all activities and services (other than the activities and services specified in this Contract to be provided by Purchaser) necessary to be performed or provided in developing, planning, engineering, designing, manufacturing, constructing, delivering, installing and testing the System until the System is Ready for Final Acceptance, including without limitation, designating, coordinating and obtaining all Permits, except for the Purchaser Permits, provided that Work shall not include obtaining Purchaser Access Rights. Whether or not used in conjunction with the term ASupplies", the term AWork" shall always be deemed to include the provision of the relevant Supplies, unless the context requires otherwise.

          Year 2000 Compliant means, when used with respect to any software or materials, that such software or materials will operate accurately and, without interruption, accept, possess and in all manner retain full functionality when referring to, or involving, any year or date in the twentieth or twenty first centuries.

Article 4  Contract Price
-------------------------

        A. Contract Price


* Material omitted and separately filed with the Commission under an application for confidential treatment.

          1. The initial Contract Price for the Work, in United States Dollars (US$) is a fee of * (the "Initial Contract Price") which is composed of the Phase 1 price of * the Phase 2 price of * and the Phase 3 price of * The Initial Contract price may also be reduced pursuant to the provisions of paragraph C of Article 6B. The Initial Contract Price does not include the cost of optional upgrades which are described in Article 6A (Optional Upgrades),
               Article 6B *, Article 6C *, any contract variations as provided for in Article 6 (Contract Variations) or any Taxes. The Initial Contract Price includes all charges for CIF and all costs and expenses incurred in obtaining all Permits (including Access Rights but not including Purchaser Access Rights).

          2. The initial Upgrade Price for any Upgrade Work, in United States Dollars (US$) is the fixed fee set forth in Sub-Article 6A(G), payable as set forth in Section 5 of the Commercial Volume (the "Initial Upgrade Price"). No Initial Upgrade Price includes the cost of any contract variations as provided for in Article 6 (Contract Variations) or any Taxes.

          3. (a) The Provisioning Schedule sets forth the Contractor's breakdown of the Initial Contract Price among various aspects of the Work. If the actual cost of any aspect of the Work is greater or less than that set forth in the Provisioning Schedule, such fact shall not cause any change in the Initial Contract Price.

               (b) At its discretion, the Purchaser may direct the Contractor to deliver either Universal Joints conforming to qualified Universal Jointing Consortium Technology or Contractor proprietary joints as spares, in such quantities as provided in the Provisioning Schedule; such direction may be given during the course of the Work, but not later than such date as the Parties shall mutually agree, and such direction, whichever spare joint type is selected, shall not cause any change in the Initial Contract Price.

          4. Without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, the Contractor shall not arrange for any

               (a) Access Right which requires payments to be made by the Purchaser or made after the System is Ready for Provisional Acceptance, or

               (b) Permit which requires aggregate payments in excess of $250,000 to be made by Purchaser or made after the System is Ready for Provisional Acceptance.

* Material omitted and separately filed with the Commission under an application for confidential treatment.

          5. The Contractor and the Purchaser will share equally the costs and expenses of the Payment Escrow Agent.

     B.   Taxes, Levies and Duties

          1. The Initial Contract Price and each Initial Upgrade Price, as stated in Sub-Article 4(A) above, excludes any Tax. The Contract Price and each Upgrade Price shall without duplication be adjusted for any Tax imposed on or in connection with this Contract (including, without limitation, the execution and delivery of this Contract, the Work, the Upgrade Work and the Supplies, but excluding any Excluded Taxes) (any such Taxes, other than Excluded Taxes, are hereinafter referred to as "Contract Taxes"). Contractor has provided a good faith estimate of the Contract Taxes payable by the Purchaser; it being understood that the Contractor shall have no liability under this Contract or otherwise to the Purchaser for any errors or omissions in such estimate or any losses arising therefrom. The Contractor shall be responsible for any Excluded Tax that might be incurred by the Contractor as well as any Tax described in clause (iv) of the definition of Excluded Tax.

          2. The Purchaser will be ultimately responsible for the payment of all Contract Taxes (including, without limitation, Contract Taxes that are VAT, octroi duties relating to Contract items and fiscal stamps, etc. connected with Contract legalizations to the authorities in their countries). In the case of any Contract Taxes paid by the Contractor, the Contractor shall submit payment on the Purchaser's behalf and Contractor will be reimbursed by the Purchaser in accordance with Article 5 (Terms of Payment by Purchaser).

          3. The Contractor agrees to use reasonable efforts, including, without limitation, by registering for VAT and any applicable sales Taxes in any country, state or other jurisdiction where legally required, to cooperate with and assist Purchaser in its efforts (i) to have Supplies which are the subject of this Contract made exempt from Contract Taxes, whether in the manufacture of the Supplies or related to the importation or location or installation of the Supplies, (ii) to request revisions, drawbacks, remissions, reclassifications or the like to the jurisdictions identified by the Purchaser; or (iii) to reduce or eliminate Contract Taxes (including the provision of applicable certifications and forms) and to obtain any available refunds of Contract Taxes, provided that the Contractor shall not
                                          ---------
               be required to act other than in accordance with the relevant
               Laws then in force. The Purchaser shall reimburse the Contractor, in accordance with Article 5, for any reasonable costs (including the reasonable fees and expenses of legal counsel, accountants and other advisors) incurred by the Contractor under this Sub-
               Article 4(B)(3), provided that Purchaser was
                                --------
               notified and has consented to the incurrence of such costs, fees and expenses. Contractor shall not be required to cooperate with and assist Purchaser in its efforts under this Sub-Article 4(B)(3) or to take any action hereunder which in the Contractor's good faith judgment would incur any costs or if in Contractor's good faith judgment it would be advisable to obtain the advice of counsel, accountants or other advisors prior to cooperating with or assisting purchaser or taking any action, unless in each case, Purchaser has agreed to reimburse Contractor under the foregoing proviso.

          4. Prior to the Date of Provisional Acceptance with respect to a Phase, the System or any System Upgrade, the Contractor shall provide evidence of having made all payments for Taxes included in the Contract Price or Upgrade Price or described in clause
               (iv) of the definition of Excluded Taxes, other than VAT due on payments of the Contract Price or Upgrade Price made on or after the Date of Provisional Acceptance of the System or System Upgrade, which evidence shall be provided within sixty (60) days of the date of each such payment.

          5. As part of Work or any Upgrade Work, the Contractor shall obtain at its expense, on Purchaser's behalf, any import license or other official authorization and carry out all customs formalities necessary for the importation or exportation of goods in connection with such Work or Upgrade Work. With respect to each Contract Country, the Purchaser agrees to be the Importer or Exporter of Record or designate an Importer or Exporter of Record/Consignee on its behalf, unless, in either case, in the Purchaser's reasonable opinion such action could expose the Purchaser to a possible material burden or risk. Purchaser must provide a Letter of Authorization from any third party designate stating it agrees to be the Importer or Exporter of Record on Purchaser's behalf and identify the name and address of the designated Importer or Exporter of Record.

          6. The Supplies to be installed or held on land shall be delivered to the agreed point at the named place of destination and shall be consigned to the Purchaser.

     C.   Withholding Tax

          1. If withholding for any Tax is required in respect of any payment to the Contractor, the Purchaser shall (i) withhold the appropriate amount from such payment, (ii) pay such amount to the relevant authorities in accordance with the applicable Laws and
               (iii) in the case of any such withholding in respect of a Contract Tax (other than any withholding that would not have been required if the Contractor had satisfied its other Tax payment obligations) and subject to the Contractor's satisfying the obligations set forth in the last sentence of this Sub-Article 4(C)(1), pay the Contractor an additional amount such that the net amount received by the Contractor is the amount the Contractor would have received in the absence of such withholding. In such a case, the Purchaser shall provide to the Contractor, as soon as reasonably practicable, a certified copy of an official tax receipt for any Tax which is retained from any payment due to the Contractor or for any Tax which is paid on behalf of the Contractor. All such receipts shall be in the name of the Contractor. The Contractor agrees to complete accurately and timely provide to the Purchaser or, if required, to the applicable Taxing authority, such forms, certifications or other documents as may be requested in timely manner by Purchaser, in order to allow it to make payments to the Contractor without any deduction or withholding on account of withholding Taxes (or at a reduced rate thereof) or to receive a refund of any amounts deducted or withheld on account of withholding Taxes.

          2. If the Contractor shall become aware that it is entitled to receive a refund or credit from a relevant taxing or governmental authority in respect of a Contract Tax as to which the Purchaser has paid an additional amount pursuant to Sub-Article 4(C)(1) above, the Contractor shall promptly notify the Purchaser of the availability of such refund or credit and shall, within 30 days after receipt of a request by the Purchaser (whether as a result of notification that it has made to the Purchaser or otherwise), make a claim to such taxing or governmental authority for such refund or credit at the Purchaser's expense. If the Contractor receives a refund or credit in respect of a Contract Tax as to which the Purchaser has paid an additional amount pursuant to Sub-Article 4(C)(1) above, or if, as a result of the Purchaser's payment of such additional amounts, the Contractor or any other member of an affiliated group, as defined in section 1504(a) of the Code, of which the Contractor is a member, receives a credit against Taxes imposed on its income or franchise taxes imposed on it by the country under the laws of which it is organized or any political subdivision thereof, the Contractor shall promptly notify the Purchaser of such refund or credit and shall within 30 days from the date of receipt of such refund or benefit of such credit pay over the amount of such refund or benefit of such credit (including any interest paid or credited by the relevant taxing or governmental authority with respect to such refund or credit) to the Purchaser (but only to the extent of the additional payments made by the Purchaser under Sub-Article 4(C)(1) above with respect to the Contract Tax giving rise to such refund or credit), net of all out-of-pocket expenses of the Contractor which it would not have incurred but for the application of this paragraph; provided, however, that the
                                              --------  -------
               Purchaser, upon the request of the Contractor agrees to repay the amount paid over to the Purchaser (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to the Contractor in the event the Contractor is required to repay such refund or credit to such relevant authority.

Article 5 Terms of Payment by Purchaser
--------------------------------------

     A.   General Conditions of Payment

          1. All payments shall be made and all invoices shall be rendered in US Dollars (US$). The Purchaser shall be responsible for and shall pay all costs and fees for payment, as well as the banking and wiring costs. All banking documents and correspondence must be in English.

     B.   Invoice Procedures

          1. All invoices for Work shall be submitted according to the Billing Schedule, provided, that the appropriate Billing Milestones have
                         --------
               been achieved. All invoices for Work shall have a certificate in the form of Section 9 of the Commercial Volume attached.

          2. Any Contract Variations shall be invoiced and paid in accordance with the terms of the Contract Variation as specified in Article 6 (Contract Variations).

          3. Invoices for Upgrade Work shall be submitted according to the Upgrade Billing Schedule and shall be paid in accordance with this Article 5.

          4. Invoices for amounts not described in Sub-Sections 1 through 3 above, which may become payable hereunder, shall be submitted after applicable costs have been incurred or such other time as may be specified in this Contract, and shall be accompanied by a certificate of the Contractor explaining such amount and certifying that it is payable.

          5. The Contractor shall render all invoices to the following address or facsimile number:

                    South American Crossing Ltd.
                    Wessex House
                    45 Reid Street
                    Hamilton HM12, Bermuda
                    Facsimile:  441-296-6749/8606
                    Attn:  Robert Klug

     C.   Payment Procedures

          1. The Purchaser shall pay the Contractor, and the Contractor shall accept payment, in accordance with this Article 5 (Terms of Payment by Purchaser). Purchaser agrees to pay an initial payment to Contractor in the amount of * Within three business days of the time the conditions set forth in Article 42 hereof are fulfilled by all Parties, the first portion of the initial payment, in the amount of *, shall be paid by Purchaser to Contractor. Failure to receive this payment shall entitle Contractor, upon 5 business days' notice to Purchaser of intent to suspend, to immediately suspend Work hereunder. The second portion of the initial payment, in the amount of *, shall be paid by Purchaser within 30 days. The third portion of the initial payment in the amount of *, shall be paid by Purchaser within 56 days.

          2. Invoices given to the Purchaser on or before the last day of any month shall, subject to Sub-Article 5(C)(5) below, be due and payable on the last day of the next month or such other time as may be specified in this Contract.

          3. Invoices not paid when due shall accrue late payment charges from the day, following the day, on which payment was due until the day on which it is paid. Invoices for such extended payment charges shall not be issued for an amount less than U.S. $1,000. Extended payment charges shall be computed at the rate of one percent (1%) per month.

          4. In the event that the Purchaser has an objection to any invoice or other payment obligation or any amount owing by Contractor to Purchaser shall not have been paid when due, the Purchaser shall promptly notify the Contractor of such objection and such amount, and the Purchaser and Contractor shall make every reasonable effort to settle promptly the dispute concerning the payment(s) in question. In the event such dispute cannot be settled within 60 days, the Contractor and the Purchaser will promptly execute and deliver a Payment Escrow Agreement substantially in the form of Exhibit E hereto, with such changes therein as the Bank Escrow Agent may reasonably request, and the Purchaser will have the right to withhold payment of the disputed amount(s) (or withhold from the invoice amount a sum equal to the amount purportedly owing by Contractor) so long as it deposits, in full, such disputed amount(s) into the Dispute Account.

               (a) Provided such disputed amount is placed into the Dispute Account in a timely manner, the Purchaser shall not be deemed to be in breach of or in default for failing to pay Contractor and the Contractor shall continue to perform all of its obligations hereunder.

* Material omitted and separately filed with the Commission under an application for confidential treatment.

               (b) The Bank Escrow Agent will distribute the disputed amount in accordance with the terms of the Payment Escrow Agreement.

               (c) In addition, the prevailing Party shall be entitled to receive from the Dispute Account an amount equal to the interest earned by the Bank Escrow Agent on the distributed, disputed amount, which shall be distributed by the Bank Escrow Agent under clause (b) above.

               The Contractor and the Purchaser will share equally the costs and expenses of the Bank Escrow Agent.

          5. The Purchaser shall make timely payments for that portion of the invoice not in dispute in accordance with Sub-Article 5(C) or such payments will be assessed extended payment charges as set forth in Sub-Article 5(C)(4). Pending resolution of the dispute, the Purchaser may not withhold payment (unless also subject to dispute) on any other invoice concerning different goods and/or services submitted by Contractor.

          6. The Retainage for the System, or any System Upgrade shall be invoiced on the Date of Final Acceptance of the System, or such System Upgrade, as the case may be and shall be payable as set forth in Sub-Article 5(C)(2).

Article 6  Contract Variations
------------------------------

        A. Either Party may request, during construction of the System or any System Upgrade, by written order, a contract variation "Contract Variation") requiring additions or alterations to, deviations or deductions from the System or System Upgrade. If the other Party consents, in its sole discretion, this change will be formalized as an amendment to this Contract by a Contract Variation; provided, that the Contractor will not unreasonably withhold its
           --------
consent to a Contract Variation requested by the Purchaser; and provided
                                                                --------
further, that Purchaser will not unreasonably withhold its consent to a Contract
-------
Variation requested by the Contractor so long as such Contract Variation does not affect the Contract Price, any Upgrade Price, the Scheduled System RFS Date, the Scheduled Phase 1 RFS Date, the Scheduled Phase 2 RFS Date, any Scheduled Upgrade Date, any warranties or the Performance Standards.

        B. A Contract Variation shall not become effective unless and until the price adjustment, the terms and schedule of payment and the extension of time and all other terms have been mutually agreed upon by the Parties (and the Parties shall act reasonably and in good faith in connection with all such terms) and such Contract Variation is signed by an authorized representative of each Party. Each Contract Variation shall be incorporated as an amendment to the Contract.

        C. Contractor may seek a Contract Variation for any change, after the date hereof, of any Law (except those, and to the extent, affecting only Taxes or wages) which requires a change in the Work or the Upgrade Work or affects the costs (other than wages) incurred or to be incurred by the Contractor or any combination of the foregoing and Purchaser shall agree to any such change in Work or Upgrade Work as may be required and to an equitable adjustment to the Contract Price or the applicable Upgrade Price; provided, that the Contractor
                                                --------
shall not be entitled to any increase in the Contract Price for any change of Law resulting from any act or omission of Contractor. As of the date hereof, neither Party has Actual Knowledge of any proposed change in any Law that would require a change in the Work or the Upgrade Work.

     D. The Initial Contract Price is based on the assumption that the SDH low speed interconnect configuration shall be as set forth in the System Description section of the Technical Volume. Purchaser may elect to change such configuration by eliminating, replacing or adding optical interfaces and SDH equipment each with respect to one or more Segments, where all such elections (i.e. eliminations, replacements or additions of optical interfaces) to such interconnect configuration shall be implemented using equipment as listed in the Provisioning Schedule or as otherwise mutually agreed by the Parties. If Purchaser makes any such election, both Parties shall agree to an equitable adjustment, up or down, based on the prices set forth in the Provisioning Schedule, to the Contract Price and/or one or more of the Scheduled RFS Dates, as necessary for each such election. The equitable adjustment shall take into account the actual costs incurred by Contractor, including but not limited to, costs associated with canceling firm commitments.

Article 6A  Optional Upgrades
-----------------------------

     A. This Article includes the terms and conditions governing options for future upgrades to the System (each a "System Upgrade") that may be exercised by Purchaser during the Upgrade Option Period. *

     B.  *

     C.  *

     D.  *

     E.  *

     F.  *

     G.  *

     H.  *

     I.  *

     J.  *

     K.  *

     L.  *

* Material omitted and separately filed with the Commission under an application for confidential treatment.

*


* Material omitted and separately filed with the Commission under an application for confidential treatment.

*


* Material omitted and separately filed with the Commission under an application for confidential treatment.

*


* Material omitted and separately filed with the Commission under an application for confidential treatment.

Article 6B  *

        A.  *

        B.  *

        C.  *

* Material omitted and separately filed with the Commission under an application for confidential treatment.

Article 6C  *

Article 7     Responsibilities for Permits; Compliance with Laws; Purchaser
---------------------------------------------------------------------------
Access Rights
-------------

* Material omitted and separately filed with the Commission under an application for confidential treatment.

     A. Upon written request of the Contractor, the Purchaser shall reasonably cooperate with and assist the Contractor to obtain all Permits (except those specified in paragraph C below), to the extent that Purchaser's cooperation and assistance are necessary for Contractor to expeditiously and cost-efficiently obtain such Permits. The Purchaser agrees to respond reasonably promptly to any such request from Contractor; provided, that, the failure of Purchaser to comply
                              --------
with such request shall not give rise to a Purchaser Hindrance unless (i) the requested cooperation was required by Law and (ii) Purchaser failure is due to gross negligence or willful misconduct. Contractor shall reimburse reasonable outside counsel fees, reasonable independent consultant fees and other reasonable out-of-pocket expenses incurred by Purchaser in connection with such cooperation. Further, the Purchaser agrees that it will not impede or interfere with Contractor's abilities to perform its obligations under paragraph B of this
Article 7. Upon notice from Contractor with respect to a Permit or receipt by Purchaser of a copy of a Permit, Purchaser shall fulfill all conditions of such Permit and perform all responsibilities thereunder, except to the extent that such conditions or responsibilities are those of the Contractor under the Work. Contractor will inform Purchaser as to any such conditions or responsibilities that are not ordinary and routine (based on industry standards) and obtain Purchaser's consent thereto prior to arranging for any such Permit. Purchaser (and its representatives and lawyers, whose services shall be paid by Purchaser) may, at its sole option and cost, participate with Contractor in the process of obtaining any Permits to the extent it deems reasonably necessary; provided,
                                                                   --------
that any such participation shall not relieve or alter any of Contractor's obligations under this Contract with respect to obtaining all Permits and shall not, by itself, be deemed to impede or interfere with Contractor.

     B. Subject to paragraph C below, the Contractor shall have the responsibility for obtaining, at the Contractor's sole cost and expense, all Permits on Purchaser's behalf. The Contractor will cause all Permits ultimately required to be held by Purchaser but not initially issued in the name of Purchaser to be assignable to Purchaser, and to be assigned to Purchaser at the time title to the System (or a Phase or any Segment) is transferred to Purchaser pursuant to this Contract. Contractor shall be responsible to pay any transfer fees in connection with any such assignment. Subject to Sub-Article 4(A)(4), Purchaser shall be responsible for payment of all Permit fees and other costs and expenses due with respect to any Permit after the Date of Provisional Acceptance of the System.

     C. The Contractor shall not be responsible for obtaining Purchaser Permits or Purchaser Access Rights, but the Contractor will cooperate with the Purchaser in connection therewith. Purchaser shall reimburse reasonable outside counsel fees, reasonable independent consultant fees and other reasonable out-of-pocket expenses incurred by Contractor in connection with such cooperation.

     D. Any delay in obtaining or failure to obtain any Owner Permit shall constitute a Force Majeure and be treated as described in Article 17 (Force Majeure), except to the extent such delay is a result of Contractor's negligence or willful misconduct. No Force Majeure shall be granted with respect to Contractor Permits, except for Force Majeure events which are unrelated to the process by which such Contractor Permits are obtained. For example, a delay in issuance of a Contractor Permit because of a change in administration or rules is not a Force Majeure, but such a delay caused by a war or an earthquake may be a Force Majeure.

     E. Except with respect to variations necessitated by complying with any changes, enacted after the date hereof, in any Laws (the costs with respect to which shall be borne by the Purchaser unless such change is a result of any act or omission by Contractor), the Contractor shall be responsible for the payment of any and all costs incurred as a result of the need to vary design, drawings, plans or procedures to comply with any of the circumstances set forth in this Article. The Contractor shall, before making any variations from the designs, drawings, plans or procedures that may be necessitated by so complying with any Laws and that would represent a material change to the overall design of the System, give to the Purchaser written notice, specifying the variations proposed to be made, and the reasons for making them. As of the date hereof, neither Party has Actual Knowledge of any proposed changes in the Laws which would necessitate any such variation.

     F. The Contractor shall (i) comply with all applicable Laws in performing the Work, (ii) give all notices required by any Laws to be given to any authority and (iii) perform or permit the performance by authorized persons of any inspection required by the said Laws. All Work and the Project, upon completion, will comply with all applicable Laws.

     G. As part of the Initial Contract Price, the Contractor shall obtain, at its own risk and expense, any export and import license and other official authorization and carry out all customs formalities for the exportation and importation of goods and, where necessary, for their transit through another country.

     H. Within 30 days after the date of execution of this Contract, the Contractor will prepare and deliver to the Purchaser a detailed list of Permits that to its knowledge are required to be obtained under current law in order to complete the Work and shall update such list from time to time if it becomes aware of changes in Permit requirements. Such list, as updated from time to time, shall set forth the projected dates of filing for such Permits and an estimate of when such Permits are expected to be obtained. Without limiting Contractor's liabilities in respect of Sub-Articles 7(B), Contractor shall have no liability in respect of the accuracy of the information furnished under this Sub-Article, except in the case of gross negligence or willful misconduct.

Article 8  Route Survey
-----------------------

     A. The Contractor shall conduct a Desk Top Study, the Route Survey and, where prudent, a Burial Assessment Survey, and select the cable route for the System in accordance with the information in the Final Route Survey Report and such Burial Assessment Survey. Contractor shall be permitted to make changes, at its discretion, to the route selection, if necessary for operational reasons, without additional cost to Purchaser. The Contractor shall review with the Purchaser the route for the System, and the results of the Burial Assessment Survey, within 20 business days of the presentation of the Final Route Survey Report, which Report must include the results of such Burial Assessment Survey.

     B. Any changes to the route selection requested by Purchaser shall be treated as a Contract Variation in accordance with Article 6 (Contract Variations).

     C. Any changes to any aspect of the Work due to any Desk Top Study, Route Survey, Burial Assessment Survey or Final Route Survey Report will not result in any change to the Initial Contract Price.

     D. The Contractor will perform the Desktop Study, Route Survey and Burial Assessment Survey, and engineer and design the cable route, using generally accepted practices in the industry. In the engineering and design of the cable route the Contractor will give due consideration to the interests of the Purchaser and shall in good faith try to satisfy such interests, particularly (but without limitation) regarding survivability, maintainability and tax consequences, in each case arising from the location of the cable.

Article 9  Acceptance
---------------------

        A. General

           1. The Acceptance Testing shall be performed by the Contractor. The Purchaser and its designated representatives may observe, at their own expense, the Contractor's tests and review the test results. Purchaser may request the Contractor to conduct and/or may itself conduct any additional tests to demonstrate compliance with the provisions of this Agreement and the specifications in the Technical Volume. If such additional tests do demonstrate that the provisions of this Agreement and the specifications in the Technical Volume have been complied with, then the Purchaser shall be responsible for paying the costs of such additional tests, and any delay beyond the Contractor's schedule for completion of its tests caused by such process shall be a Purchaser Hindrance. If, however, such additional tests demonstrate that the provisions of this Agreement or the specifications in the Technical Volume have not been complied with, then it shall be the Contractor's responsibility to pay the costs of such additional tests, and any delay caused by such process shall not be a Force Majeure.

          2. Until the Date of Final Acceptance of the System or if a System Upgrade is requested by Purchaser, the Date of Final Acceptance of such System Upgrade, the Purchaser agrees to allow Contractor access to all Segments of the System.

          3. The Purchaser shall issue a Certificate of Commercial Acceptance in accordance with the provisions of Sub-Article 9(D)(1).

          4. Once a Segment of the System, a Phase of the System, or a System Upgrade is Ready for Provisional Acceptance, the Purchaser shall issue a Certificate of Provisional Acceptance, provided, that it is within the

               Purchaser's sole discretion as to whether to accept a Segment instead of a Phase of the System.

          5. Once a Phase of the System or a System Upgrade is Ready for Final Acceptance, the Purchaser shall issue a Certificate of Final Acceptance.

          6. The Purchaser shall not unreasonably withhold or delay issuance of a Certificate of Commercial Acceptance, a Certificate of
               Provisional Acceptance or a Certificate of Final Acceptance.
          7.   The Contractor agrees that the Date of Provisional Acceptance or
               Commercial Acceptance of Phase 1 of  the System will occur by
               August 15, 2000 (as such date may be extended under Article 6 (Contract Variations), Article 17 (Force Majeure) or otherwise under this Contract or by agreement of the Parties, the "Scheduled Phase 1 RFS Date").

          8. The Contractor agrees that the Date of Provisional Acceptance or Commercial Acceptance of Phase 2 of the System will occur by September 30, 2000 (as such date may be extended under Article 6 (Contract Variations), Article 17 (Force Majeure) or otherwise under this Contract or by agreement of the Parties, the "Scheduled Phase 2 RFS Date").

          9. The Contractor agrees that the Date of Provisional Acceptance or Commercial Acceptance of Phase 3 of the System and of the System will occur by March 31, 2001 (as such date may be extended under Article 6 (Contract Variations), Article 17 (Force Majeure) or otherwise under this Contract or by agreement of the Parties, the AScheduled Phase 3 RFS Date" and the "Scheduled System RFS Date").

          10. The Date of Commercial Acceptance, Provisional Acceptance and Final Acceptance, as the case may be, shall be deemed to have occurred with respect to a Segment, the System or a System Upgrade if a Certificate of Commercial Acceptance, a Certificate of Provisional Acceptance or a Certificate of Final Acceptance, as the case may be, is issued with respect thereto.

     B.   Notice of Acceptance or Rejection

          1. Within thirty (30) days of receipt by Purchaser of a complete Commissioning Report or Upgrade Commissioning Report, as the case may be, the Purchaser must issue notification to the Contractor of the following:

               (a) issuance of a Certificate of Provisional Acceptance in accordance with Sub-Article 9(C); or

               (b) rejection of a Certificate of Provisional Acceptance, but instead issuance of a Certificate of Commercial Acceptance in accordance with Sub-Article 9(D) below; or

               (c) rejection of the Segment, the Phase; the System or the System Upgrade in its existing condition and issuance of neither a Certificate of Provisional Acceptance nor a Certificate of Commercial Acceptance, and in the case of the Phase; the System or the System Upgrade, a written explanation of reasons for rejection (it being understood that acceptance of a Segment instead of a Phase or the System is at the sole discretion of the Purchaser).

               If the Purchaser fails to respond with such notification within thirty (30) days, then the Date of Provisional Acceptance of the Segment (subject to Purchaser's consent), the Phase; the System or System Upgrade shall be deemed to be the date occurring thirty
               (30) days after such Commissioning Report or Upgrade Commissioning Report, as the case may be, was received by the Purchaser.

          2. On receipt of a notice from the Purchaser pursuant to Sub-Articles 9(B)(1)(b) or (c) above, the Contractor shall be entitled to address any disputes and explain any discrepancies to the Purchaser. Unless Purchaser, for good cause, rejects such explanation, it shall issue a new notice pursuant to Sub-Article 9(B)(1) above, which shall be deemed to have been issued on the date of the original notice.

          3. In case of rejection, and if the explanation by the Contractor as in Sub-Article 9(B)(2) above is not accepted, for good cause, by the Purchaser, the Contractor shall carry out the necessary corrective actions and will effect a new series of Acceptance Testing "Retesting"). After receipt by Purchaser of the new Commissioning Report or Upgrade Commissioning Report, as the case may be, describing the corrective action and the results of Retesting, the Purchaser will be granted a new period of thirty
               (30) days to analyze the new Report according to the provisions of Sub-Article 9(B)(1) and any new notice of the Purchaser shall apply from the date the Purchaser receives such new Commissioning Report or Upgrade Commissioning Report, as the case may be.

     C.   Provisional Acceptance

          1. The Certificate of Provisional Acceptance may have annexed to it a list of any outstanding deficiencies to be corrected by the Contractor.

          2. The Contractor shall, as soon as reasonably practicable, correct, at its sole cost and expense, such deficiencies and complete the Work or Upgrade Work indicated on all such listed items so as to comply in all material respects with the requirements of this Contract, provided that the Purchaser allows Contractor the necessary access to the Segment(s) as the Contractor needs to correct such deficiencies and complete the Work or Upgrade Work. The Contractor shall give the Purchaser reasonable notice of its requirement for such access.

     D.   Commercial Acceptance

          1. A Certificate of Commercial Acceptance shall be issued by Purchaser with respect to a Segment, a Phase, the System or a System Upgrade if the results of the Acceptance Testing demonstrate that such Segment, such Phase, the System or such System Upgrade does not justify the issuance of a Certificate of Provisional Acceptance, but nevertheless, such Segment, such Phase, the System or such System Upgrade is Ready for Commercial Acceptance; provided, that acceptance of a Segment instead of a
                           --------
               Phase or the System shall be in the sole discretion of the Purchaser.

          2. Each Certificate of Commercial Acceptance shall have annexed to it a list of all outstanding items to be completed by the Contractor.

          3. The Contractor shall, as soon as reasonably practicable, remedy, at its sole cost and expense, the outstanding items, provided that the Purchaser allows Contractor the necessary access to the Segment(s) as the Contractor needs to remedy such outstanding items. The Contractor shall give the Purchaser reasonable notice of its requirement for such access. Notwithstanding the above, provided that Contractor has been allowed access to the Segment(s) as required in Sub-Article 9(A)(2), the Contractor shall continue to carry the risk of loss for any outstanding item until such item is no longer outstanding.

          4. When the outstanding items referenced in Sub-Article 9(D)(3) above have been remedied, and the Segment(s), the Phase, the System or the System Upgrade is otherwise Ready for Provisional Acceptance, the Purchaser will promptly issue a Certificate of Provisional Acceptance; provided, that acceptance of a Segment
                                       --------
               instead of the System shall be in the sole discretion of the Purchaser.

          5. The issuance of a Certificate of Commercial Acceptance with respect to a Segment, a Phase, the System or a System Upgrade shall in no way relieve the Contractor from its obligation to provide a Segment, a Phase, the System or System Upgrade conforming with the Performance Requirements at the time of the issuance of a Certificate of Commercial Acceptance.

     E.   Final Acceptance

          1. Within thirty (30) days of the date of receipt by Purchaser of the Final Commissioning Report, the Purchaser shall issue a Certificate of Final Acceptance or reject such Report. If the Purchaser neither issues a Certificate of Final Acceptance nor rejects such Report within such thirty (30) day period, then the Date of Final Acceptance of the System shall be deemed to be the date occurring thirty (30) days after such Final Commissioning Report was received by the Purchaser.

     F.   Title and Risk of Loss

          1. If the Purchaser, in its sole discretion, chooses to accept a Segment prior to accepting the System, then upon the issuance of a Certificate of Commercial Acceptance or a Certificate of Provisional Acceptance with respect to such Segment by the Purchaser in accordance with this Contract, title (free and clear of all liens other than those deriving through or from the Purchaser) to such Segment shall vest in the Purchaser. A statement of the time of passage of title in such Certificate shall be final and conclusive.

          2. Upon the issuance of a Certificate of Commercial Acceptance or a Certificate of Provisional Acceptance with respect to a Phase or the System by the Purchaser in accordance with this Contract, title (free and clear of all liens other than those deriving through or from the Purchaser) to such Phase or the System shall vest in the Purchaser. A statement of the time of passage of title in such Certificate shall be final and conclusive.

          3. Upon the issuance of a Certificate of Commercial Acceptance or a Certificate of Provisional Acceptance with respect to a System Upgrade by the Purchaser in accordance with this Contract, title to such System Upgrade shall vest in the Purchaser. A statement of the time of passage of title in such Certificate shall be final and conclusive.

          4. As from the date of vesting of title in a Segment, a Phase, the System or a System Upgrade, the Purchaser shall, except as set forth in the following sentence, assume the risk of loss in respect of all parts of such Segment, such Phase, the System or System Upgrade and responsibility for its maintenance. As stated in Sub-Article 9(A)(2), the Contractor will be allowed access to such Segment, and, so long as the Contractor has been allowed access to such Segment as may be required, the Contractor shall continue to carry the risk of loss with respect of each item outstanding under Sub-Article 9(C)(1) and 9(D)(2) until such item is no longer outstanding.

Article 10  Warranty
--------------------

        A. The Contractor warrants that the System and each System Upgrade, including its spares, shall be free from defects in supplies, workmanship and design for a period of * years commencing from the Date of Provisional Acceptance of the System or such System Upgrade, as the case may be, (hereinafter "Warranty Period" and "Upgrade Warranty Period"), with Ship Costs being covered for the first * years of the Warranty Period (the "Ship
Period") and the Purchaser being responsible for all Ship Costs thereafter.

          1. During the Warranty Period for the System or the Upgrade Warranty Period for a System Upgrade, the Contractor shall make good, by repair or replacement, at its sole option, any defects in the System or such System Upgrade, as the case may be, including any spares, which may become apparent or be discovered due to imperfect workmanship, faulty design or faulty material supplied by the Contractor, or any act, neglect or omission on the Contractor's part.

               (a) If at any time within the Warranty Period or the Upgrade Warranty Period for a System Upgrade any defect occurs which causes the System or such System Upgrade, as the case may be, to fail to meet its overall Performance Requirements, the Contractor shall repair or replace such part or parts. In making such repairs, Contractor may make changes to the System or such System Upgrade, as the case may be, or substitute equipment of later or comparable design, provided the changes, modifications, or substitutions under normal and proper use do not cause the System or such System Upgrade as the case may be to fail to meet the Performance Requirements.

               (b) The Contractor shall use reasonable efforts to minimize the period of time that any Segment or the System is out of service for testing and repair. The Purchaser agrees to cooperate with the Contractor to facilitate the Contractor's repair activity.

               (c) It is understood that if there is a problem on the System, the Purchaser may immediately dispatch the maintenance authority to effect repairs. If and to the extent that such problem is determined to be caused by a defect in the System covered by this warranty, the Contractor shall reimburse the Purchaser for its actual Non-Ship Costs incurred and, with respect to any such repair relating to a defect identified in good faith by Purchaser in writing prior to the end of the Ship Period, actual Ship Costs incurred. If the Purchaser has entered into arrangements whereby maintenance is all or partially covered by a Alump sum" payment covering a specific period (e.g., an annual fixed fee operations and maintenance contract), then Contractor understands that Purchaser may not actually incur costs with respect to any particular warranty

* Material omitted and separately filed with the Commission under an application for confidential treatment.

                    repair. In such a case, Contractor agrees that the Purchaser is still entitled to a payment from Contractor in connection with such warranty repair. The Contractor and Purchaser will agree in good faith to an equitable method of determining the industry standard typical costs for such a repair based upon what the repair would have actually cost had it been paid under a specific maintenance agreement and such typical costs shall be reimbursed to Purchaser. The Purchaser will provide the Contractor with all reasonably requested information, data or invoices available with respect to such warranty repair to enable the Contractor to recover its costs from its insurers. The unavailability or denial of any such insurance shall in no way relieve the Contractor of its obligations under this clause (c).

                    (i) The Contractor shall be given advance notice and be entitled to have a representative on board ship to observe at sea repairs and shall be given the earliest possible notice of any such repair.

                    (ii) Subject to the foregoing and to Sub-Article 10(D), any repair by the Purchaser shall not in any way diminish the Contractor's obligation under the warranty. Any equipment discovered to be defective or faulty and recovered during a warranty repair shall be returned to the Contractor at its request.

               (d) In the event that the Contractor fails to make the repair or to make reasonable efforts to minimize the period of time that the System is out of service for repair, the Purchaser may repair the System or the System Upgrade and the Contractor shall reimburse the Purchaser for Non-Ship Costs and, with respect to any such repair relating to a defect identified in good faith by Purchaser in writing prior to the end of the Ship Period, Ship Costs.

                    (i) The Contractor shall be given advance notice and be entitled to have a representative on board ship to observe at sea repairs and shall be given the earliest possible notice of any such repair.

                    (ii) Subject to the foregoing, any repair by the Purchaser shall not in any way diminish the Contractor's obligation under the warranty. Any equipment discovered to be defective or faulty and recovered during a warranty repair shall be returned to the Contractor at its request.

          2. Contractor shall bear the Ship Costs of only those repairs of the defects identified in good faith by Purchaser in writing prior to the end of the Ship Period. However, the Contractor shall bear the Non-Ship Costs of each repair, replacement or improvement required during the Warranty Period.

               As used herein, "Ship Cost" means the costs of operating a vessel, including but not limited to running and standing charges for the vessel (including but not limited to labor charges for the vessel's crew, at sea insurance, port charges, fuel and lube oils, consumables, cable loading, cable unloading, navigation and maritime communications) as well as the costs associated with the use and operation of a remotely operated vehicle and the tracked self propelled burial tool and ANon-Ship Costs" means the costs of making a repair, including the cost of components, equipment or materials requiring replacement, the cost of any additional equipment necessary to effect the repair, the cost of making the repair, including the cost of reburying any previously buried portion, the cost of labor and engineering assistance or development required to make the repair and all necessary associated costs, such as, but not limited to, shipping and customs and services that may be required to make the repair, but excluding any of the foregoing which are Ship Costs.

          3. The Contractor shall effect all warranty repairs of the System and shall supply all necessary repair materials. However, the Contractor may use, with the consent of the Purchaser, which shall not be unreasonably withheld, the materials needed to effect a repair from the Purchaser's available spare materials. The Contractor shall promptly replace in kind such materials supplied from the Purchaser's spare materials or at the option of the Purchaser, reimburse the Purchaser for such materials at its original purchase price. The replacement of or reimbursement for such materials shall be made at a time mutually agreed to by the Purchaser and the Contractor.

          4. The Contractor warrants that services furnished hereunder will be performed in a workmanlike manner using materials free from defects except when such materials are provided by the Purchaser (it being understood that all materials arranged for directly by Contractor, whether or not purchased in the name of Purchaser, are not materials provided by the Purchaser). If such services prove to be not so performed and Purchaser notifies the Contractor within six (6) months from the completion of the service or before the end of the Warranty Period, whichever is later, the Contractor will promptly correct the defect.

          5. Any part which replaces a defective part during the applicable Warranty Period or Upgrade Warranty Period, shall be covered by these warranties for the remaining Warranty Period and Ship Period, if any, or Upgrade Warranty Period, as the case may be, of the part which was replaced or, if longer, six months from the date of replacement. The foregoing is not meant to limit any separate warranty that may apply to the replacement part. However, the Warranty Period shall never exceed
               * years from the Date of Provisional Acceptance of the System and the Upgrade Warranty Period for any System Upgrade shall never exceed * years from the Date of Provisional Acceptance of such System Upgrade. Further, Ship Costs shall be included only with respect to defects identified by Purchaser in writing during the first * years from the Date of Provisional Acceptance of the System, and shall be included with respect to such defect until it is repaired.

     B.  *

     C. The warranties provided above in Sub-Articles 10(A) and (B) by the Contractor shall not apply to defects or failures of performance, which result from damage caused by acts or omissions of the Purchaser or its agents, employees or representatives or third parties (other than the Contractor or its Subcontractors), or which result from modifications, misuse, neglect, accident or abuse, repair, storage or maintenance by other than the Contractor or its Subcontractors or, use in a manner not in accordance with the System Description or other causes set forth in Article 17 (Force Majeure).

     D. THE FOREGOING WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WHICH ARE SPECIFICALLY DISCLAIMED.

     E. The Contractor shall, in accordance with its normal operating practices, investigate any defective part or parts repaired or replaced pursuant to this Article 10 to determine the type of defect and the cause of failure of the part or parts. The Contractor shall provide a written report to the Purchaser on the results of the investigation, if any.

* Material omitted and separately filed with the Commission under an application for confidential treatment.

     F. Contractor warrants that the System and the Optional Branching Unit, as applicable, shall be designed in a manner (i) adequate to support, without modification to the System, any extension constructed by Contractor from such branching unit and (ii) such that any extension will have performance equal to or better than the System, provided that (i) and (ii) are contingent upon each such extension falling within the applicable distance parameters set forth in the Technical Volume.

     G. The Contractor agrees that the foregoing provisions of this Article 10 may be enforced, on behalf of Purchaser, by the entity or entities performing operation, administration or maintenance services for the System.

Article 11  Contractor Support; Use of Segment for Restoration Protection
-------------------------------------------------------------------------

     A. For a period of ten (10) years from the applicable Date of Provisional Acceptance or Date of Commercial Acceptance of the System whichever is earlier, the Contractor will make available to the Purchaser replacement parts and repair service for the System as may be reasonably necessary for its operation, maintenance or repair. Where identical parts cannot be supplied, the Contractor shall provide fully compatible parts with characteristics equal or superior to those originally provided by the Contractor. Such parts and services shall be provided under commercially reasonable conditions of price and delivery.

     B. Notwithstanding Sub-Article 11(A), if for any reason the Contractor or Contractor's suppliers intend to cease or ceases manufacturing or having manufactured identical or fully compatible replacement parts, the Contractor shall use reasonable efforts to give one year's prior written notice to the Purchaser to allow the Purchaser to order from the Contractor any required replacement parts and shall provide full details of the arrangements to provide equivalents.

     C. Once the Purchaser has accepted a Segment of the System, the Purchaser shall be entitled to use, without charge, any other unaccepted Segment or Segments of the System solely for purposes of instituting restoration protection in the System (a "Restoration Segment"); provided that:
                                         --------

          1.   Contractor shall be relieved from its obligations pursuant to
               Article 22, to pay liquidated damages with respect to any Restoration Segment for any delays in the Contractor's Work directly resulting from, and only to the extent of, Purchaser's usage of such Restoration Segment or Segments for restoration protection purposes;

          2. Contractor shall be compensated for any payment milestones delayed or made unachievable arising out of or as a result of Purchaser's use of such Restoration Segment or Segments for restoration protection purposes; and

          3. Purchaser shall be responsible for all maintenance costs that would not have been incurred but for Purchaser's use of such Restoration Segment or Segments for restoration protection purposes.

          4. At the time Purchaser makes a request for a Restoration Segment, for such Restoration Segment and, as a result, cause the Contractor to incur additional insurance premium costs, which notice shall set forth the amount of such premiums. Upon receipt of such notice, Purchaser shall determine, in its sole discretion, whether it will utilize the Restoration Segment and therefore compensate Contractor for such additional insurance premium costs.

          The Purchaser's use of any unaccepted Segment or Segments for restoration protection purposes shall in no way obligate the Purchaser to accept such other Segment or Segments, nor shall it be deemed to constitute an acceptance by the Purchaser of any such other Segment or Segments, and the title and any risk of loss associated with the any such other Segment or Segments shall remain with the Contractor.

Article 12  Purchaser's Obligations
-----------------------------------

     A. If the Purchaser's failure to perform any of its express obligations under this Contract directly results in an increase in the costs of performance or the time required for performance of any of the Contractor's duties or obligations under this Contract, such failure shall be deemed a APurchaser Hindrance." In the event of a Purchaser Hindrance, the Contractor shall be entitled, as appropriate, to (i) an equitable extension of time for completion of its Work or the Upgrade Work if the Purchaser Hindrance meets the requirements for a Force Majeure delay, (ii) reimbursement for all such additional costs incurred, and (iii) to the extent necessary in light of Purchaser's failure and the adjustments made in accordance with clauses (i) and
(ii) above, an equitable adjustment of the Work and/or Upgrade Work. The Contractor shall not be entitled to any other right or remedy with respect to a Purchaser Hindrance.

          1.   The Contractor's remedies described in clauses (i), (ii) and
               (iii) above are conditioned upon the Contractor informing the Purchaser promptly of any potential Purchaser Hindrance, and using reasonable efforts to minimize any such additional costs or delay.

          2. The Contractor shall promptly provide to the Purchaser an estimate of the anticipated additional costs and time required to complete the Work or Upgrade Work and request relief from contractual obligations or duties, as appropriate. Purchaser shall, upon notification, make advance payment to Contractor for the estimated amount of anticipated additional costs; provided
                                                                     --------
               that Purchaser may deposit such amount into the Dispute Account and Sub-Article 5(C)(4) shall apply. Contractor shall without limiting Purchaser's obligations in the foregoing sentence, discuss such costs with Purchaser upon Purchaser's request.

          3. As soon as reasonably practicable after the actual costs become known to the Contractor, the Contractor shall provide a statement of such actual costs to the Purchaser.

          4. If the estimated amount is greater than the amount of actual costs, then the Contractor shall reimburse the Purchaser. If the amount of actual costs incurred is greater than the estimated amount, then the Purchaser shall reimburse the Contractor for any shortfall in accordance with Article 5 (Terms of Payment of Purchaser).

Article 13  Termination for Default
-----------------------------------

     A. Either Party may, by written Notice of Termination for Default, effective fifteen (15) days after receipt or such later date as specified in the notice, terminate the whole or any part of this Contract if any one of the following circumstances continues after such notice (each an "Event of Default"):

          1. In the case of the Purchaser, (a) if Contractor fails to comply in any material respect with any of the terms and conditions of this Contract and such failure shall continue for thirty (30) days after written notice from Purchaser to Contractor specifying the failure and demanding that the same be remedied; provided
                                                                    --------
               that, if such default cannot be reasonably corrected within such thirty (30) day period, an Event of Default with respect to Contractor shall not be deemed to occur until the expiration of such further period, not to exceed ninety (90) days, as reasonably required to correct such failure, if the Contractor commences, within such thirty (30) day period, and continues diligently at all times thereafter, to take reasonable steps to correct the failure as soon as possible, or (b) any representation or warranty made by Contractor herein or in any certificate, statement or document given pursuant to the terms hereof shall prove to be false, incorrect or misleading in any material respect as of the date on which it was made and any material adverse consequences to Purchaser caused thereby shall not have been remedied within thirty (30) days after written notice thereof shall have been given to Contractor by Purchaser; or (c) the Contractor fails to cause the System to be Ready for Provisional Acceptance within 200 days after the Scheduled System RFS Date;

          2. If the other Party defaults on any of its payment obligations and does not cure such default within a period of thirty (30) days (or such longer period as the non-breaching Party may authorize in writing) after receipt of written notice demanding cure (subject to dispute provisions);

          3. If the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          4. If an involuntary case or other proceeding shall be commenced against the other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the other Party;

          5. The * shall for any reason cease to be in full force and effect or the * shall repudiate any of its obligations thereunder.

     B.   If this Contract is terminated by the Purchaser as provided in Sub-
Article 13(A), the Purchaser, in addition to any other rights provided in this Article, and upon payment to Contractor of all monies due and owing as set forth in Sub-Article 13(C) below, may require the Contractor to transfer title and deliver to the Purchaser in the manner and to the extent directed by the Purchaser any completed equipment, material or supplies, and such partially completed cable and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights (hereinafter collectively "Manufacturing Materials") as the Contractor has had specifically produced or specifically acquired for the performance of such part of this Contract as has been terminated and which, if this Contract had been completed, would have been required to be furnished to the Purchaser; and the Contractor shall, upon the direction of the Purchaser, protect and preserve property in the Contractor's possession in which the Purchaser has an interest.

     C. If the Contract is terminated by Contractor as provided in Sub-Article 13(A), the Purchaser shall pay, in addition to any other damages payable pursuant to Sub-Article 13(E) below, the total of:

          1. the cost of settling and paying claims arising out of the termination of Work under the contracts and orders, as provided in Sub-Article 14(B)(3) below which are properly chargeable to the terminated portion of this Contract; and

          2. the reasonable costs of settlement including accounting, legal, clerical and other expenses necessary for the preparation of settlement claims and supporting data with respect to the terminated portion of this Contract and for termination and settlement of contracts thereunder, together with reasonable storage, transportation and other costs incurred in connection

* Material omitted and separately filed with the Commission under an application for confidential treatment.

               with the protection, preservation and disposition of property proper to this Contract.

     D. Force Majeure or Purchaser Hindrance events shall not constitute a default or provide a basis for termination under this Article.

     E.  Regardless of any termination of this Contract as provided in Sub-
Article 13(A), neither Party shall be relieved from any liability for damages or otherwise which may have been incurred by reason of any breach of this Contract.

     F. Without limitation to the foregoing, in the event that Purchaser terminates this Contract pursuant to Sub-Article 13(A), the Contractor shall be liable to Purchaser (without duplication) for the total of all costs and expenses reasonably incurred by Purchaser in completing the Work or in correcting deficiencies in the Work to the extent that the payments made to Contractor pursuant to this Contract, together with such costs and expenses, exceed the Contract Price.

Article 14  Termination for Convenience
---------------------------------------

     A. The performance of Work under this Contract may be terminated by the Purchaser in whole, or in part, at its discretion. The Purchaser shall deliver to the Contractor a written notice specifying the extent to which performance of Work under this Contract is terminated, and the date upon which such termination becomes effective (a "Notice of Termination"). Upon termination, the Purchaser will make payment to Contractor of all monies due and owing as set forth in Sub-
Article 14(D) below.

     B. After receipt of such Notice of Termination, and except as otherwise directed by the Purchaser, the Contractor shall:

          1. Stop Work under this Contract on the date and to the extent specified in the Notice of Termination;

          2. Place no further orders or contracts for materials, services or facilities except as may be necessary for completion of such portion of Work under this Contract as is not terminated;

          3. Use reasonable efforts to terminate all orders and contracts to the extent that they relate to the performance of Work terminated by the Notice of Termination;

          4. Assign to the Purchaser, in the manner, at the time, and to the extent directed by the Purchaser, all of the Contractor's rights, title and interest under the orders and contracts so terminated;

          5. Use reasonable efforts to settle all outstanding liabilities and all claims arising out of such termination of orders and contracts, with the Purchaser's approval or ratification to the extent required;

          6. Transfer title and deliver to the Purchaser in the manner, at the time and to the extent (if any) directed for the fabricated or unfabricated parts, work in process, completed work, supplies and other material produced as a part of, or acquired in connection with, the performance of the Work terminated by the Notice of Termination;

          7. Use reasonable efforts to sell, in the manner, at the time, to the extent and at the price or prices directed or authorized by the Purchaser, any property of the types referred to in Sub-
               Article 14(B)(6) above provided, however, that the Contractor:
                                      --------  -------

               (a)  shall not be required to extend credit to any buyer; and

               (b) may acquire any such property under the conditions prescribed by and at a price approved by the Purchaser;

               and provided further that the net proceeds of any such transfer
                   -------- -------
               or disposition shall be applied in reduction of any payments to be made by the Purchaser to the Contractor under this Contract or, if no such payments are due, paid in such other manner as the Purchaser may direct;

          8. Complete performance of such part of the Work which was not terminated by the Notice of Termination; and

          9. Take such action as may be necessary, or as the Purchaser may reasonably direct, for the protection and preservation of the property related to this Contract which is in the Contractor's possession and in which the Purchaser has acquired or may acquire an interest.

     C. After such Notice of Termination, the Contractor shall submit to the Purchaser a written termination claim. Such claim shall be submitted promptly, but, unless otherwise extended, in no event later than six months from the effective date of termination.

     D. In the settlement of any such partial or total termination claim, the Purchaser shall pay to the Contractor the total of:

          1. all amounts invoiced in accordance with the Contract plus, for Work or Supplies which have been done or is in progress or provided but which have not been invoiced, an amount calculated by reference to the prices set forth in the Provisioning Schedule and to the amount of such Work or Supplies done or provided;

          2. the cost of settling and paying claims arising out of the termination of Work under the contracts in orders, as provided in Sub-Article 14(D)(4) below which are properly chargeable to the terminated portion of this Contract; and

          3. the reasonable costs of settlement including accounting, legal, clerical and other expenses necessary for the preparation of settlement claims and supporting data with respect to the terminated portion of this Contract and for termination and settlement of contracts thereunder, together with reasonable storage, transportation and other costs incurred in connection with the protection and disposition of property proper to this Contract.

     E. In arriving at the amount due to the Contractor under this Article 14, all unliquidated payments made to the Contractor, any liability which the Contractor may have to the Purchaser, and the agreed price for, or the proceeds of sale of any materials, supplies or other things acquired by the Contractor or sold, pursuant to the provisions of this Article 14, and not otherwise recovered by or credited to the Purchaser shall be deducted.

     F. The Purchaser may, from time to time, under such terms and conditions as they prescribe approve partial payments and payments on account against costs incurred by the Contractor in connection with the terminated portion of this Contract. If such payments total in excess of the amount finally agreed or determined to be due under this Article 14, such excess shall be refunded, upon demand, by the Contractor to the Purchaser.

     G. For a period of one year after final settlement under this Contract, the Contractor shall preserve and make available to the Purchaser at reasonable times at the Contractor's office, but without direct charge to the Purchaser, all supporting books, records and documents required to be kept relating to the terminated Work.

Article 15  Suspension
----------------------

     A. The Purchaser may, at its convenience, order the Contractor to suspend all or part of the Work for such period of time as the Purchaser determines to be appropriate. If, as a result of such Suspension, the Contractor incurs additional costs or losses in the discharge of its responsibilities under this Contract, and where such suspension, losses or costs are not caused by the Contractor's act or omission and could not have been reasonably prevented by the Contractor, the Contractor shall be allowed an equitable adjustment to the Contract Price or the Provisioning Schedule and an equitable extension in the time required for performance.

     B.  Upon the occurrence of:

          (i)   an Event of Default by the Purchaser;

          (ii) any transfer prior to the Date of Final Acceptance of any portion of the System except in accordance with Article 37; or

          (iii) any supplement executed by a Transferee shall not be in full force and effect;

the Contractor, in addition to any other rights provided in Article 14, may suspend performance of its obligations and all Work and (in the case of clause
(i)) Upgrade Work.

     C. Every forty-five (45) days, during the period of Suspension, the Parties shall meet formally and review the circumstances surrounding the Suspension including without limitation, the anticipated date of re-commencing Work.

     D. Thereafter, if the Suspension continues for a total of one hundred and eighty (180) days, the Contractor may terminate the Contract by notice to the Purchaser and the Contract shall be deemed to have been terminated by Purchaser, effective on the date of Contractor's notice, in accordance with Sub-Article 14(A) and the remaining provisions of Article 14 shall apply.

Article 16  Title and Risk of Loss
----------------------------------

     A. Except as provided in Article 18 (Intellectual Property), Article 20 (Safeguarding of Information and Technology) and Article 21 (Export Control), title to all Supplies provided by the Contractor hereunder for incorporation in or attachment to a Segment shall pass to and vest in the Purchaser in accordance with Article 9 (Acceptance). Risk of loss or damage to all Supplies provided by the Contractor for incorporation in or attachment to such Segment shall pass to and vest in the Purchaser in accordance with Article 9. Upon termination of this Contract pursuant to Article 13 (Termination for Default) or 14 (Termination for Convenience), the Purchaser may require, upon full payment of all amounts due thereunder (provided that, without limiting Purchaser's obligation to make any
            --------
such payment, if this Contract is terminated by Purchaser because of a Bankruptcy Event full payment shall not be required prior to the transfer of title), that title to the equipment, materials and supplies, which has not previously passed to the Purchaser, pass to the Purchaser, free and clear of all liens, claims, charges and other encumbrances other than those deriving through Purchaser.

     B. Upon the passage of title in accordance with the terms of Article 13 (except a transfer described in the proviso of the last sentence of Sub-Article 16(A)), the Contractor warrants that all parts, materials, and equipment to which title has passed will be free and clear of all liens, claims, charges and other encumbrances other than those deriving through the Purchaser.

Article 17  Force Majeure
-------------------------

     A. The Contractor shall not be responsible for any loss, damage, delay or failure of performance resulting directly or indirectly from any cause which is beyond its reasonable control "Force Majeure"), including but not limited to: delay in obtaining or failure to obtain any Owner Permits (subject to the provisions of Sub-Article 7(D)); acts of God or of the public enemy; acts or failures to act (other than with respect to Permits) of any governmental authority unless resulting from any act or omission of Contractor; war or warlike operations, civil war or commotion, mobilizations or military call-up, and acts of similar nature; revolution, rebellions, sabotage, and insurrections or riots; fires, floods, epidemics quarantine restrictions; strikes, and other labor actions; freight embargoes; unworkable weather (so long as Contractor shall have taken reasonably foreseeable unworkable weather into account when planning its Work schedule; trawler or anchor damage caused by other marine activity such as fishing, marine research and marine development; acts or omissions of transporters; or a Purchaser Hindrance, but only to the extent that the obligation underlying such Hindrance is not performed at the time contemplated by the Plan of Work, provided that the
                                                               --------
following shall not constitute Force Majeures: (i) a loss by Contractor of employees (other than by reason of Force Majeure), (ii) strikes and other labor actions involving the Contractor's own work force, (iii) the first 5 days of unworkable weather (unless any such day occurs during the 30 days immediately preceding the then Scheduled RFS Date), (iv) the failure (other than by reason of Force Majeure) of any subcontractor, supplier or transporter to perform its obligations to Contractor (including on account of insolvency), (v) the unavailability of any raw materials or components, unless such raw materials or components are generally unavailable in the marketplace at the time Contractor would customarily have placed orders therefore or are unavailable by reason of force majeure or (vi) any increase in Contractor's costs.

     B. If any such Force Majeure causes an increase in the time or costs required for performance of any of its duties or obligations, the Contractor shall be entitled to an equitable extension of time for completion of the Work or the Upgrade Work, as the case may be, but not any adjustment in the Contract Price nor any reimbursement for any such additional costs incurred.

     C.  Increase in cost due to Purchaser Hindrance will be as provided for in
Article 12 (Purchaser's Obligations).

     D. The Contractor shall inform the Purchaser promptly with written notification, and in all cases within fourteen (14) days of discovery and knowledge, of any occurrence covered under this Article and shall use its reasonable efforts to minimize such additional delays. The Contractor shall promptly provide an estimate of the anticipated time required to complete the Work or the Upgrade Work. Contractor shall be entitled to an equitable extension of time resulting from the Force Majeure condition, but only to the extent that such Force Majeure actually causes a delay in the timely completion of the Work or Upgrade Work after all reasonable efforts to minimize such a delay have been made.

     E. Within thirty (30) days of receipt of such a notice from Contractor, the Purchaser may provide a written response. The absence of a response shall not be deemed as acceptance of Contractor's notice and request for additional time.

     F. If a Force Majeure continues for a total of two hundred (200) days, either Party may terminate the Contract by notice to the other and the Contract shall be deemed to have been terminated by Purchaser, effective on the date of the terminating Party's notice, in accordance with Sub-Article 14(A) and the remaining provisions of Article 14 shall apply to such termination.

     G. Every 45 days during the period of Force Majeure, the Parties shall meet and review the circumstances surrounding the Force Majeure, including, without limitation, the anticipated date of recommencing work.

Article 18  Intellectual Property
---------------------------------

      A.  Ownership

          Subject to the provisions of the next two sentences, all right, title, and interest in and to all Intellectual Property (excluding Project Patent Rights) created or developed by Contractor in the course of its performance under this Contract that is (a) specifically and exclusively applicable to the System or a System Upgrade; and (b) either (i) embodied in Deliverable Technical Material (as that term is defined in Sub-Article 18(B) below) or (ii) embodied in the System or a System Upgrade (the "Project Intellectual Property"), is and shall remain the sole property of Purchaser. Contractor represents that as of the date of this Contract, no software is planned to be developed that would be
included as Project Intellectual Property.   * All right, title and interest in
and to all Intellectual Property created or developed by Contractor before commencing its performance under this Contract, or created or developed by Contractor exclusively in connection with activities other than its performance under this Contract, or created or developed by Contractor in the course of its performance under this Contract that is not Project Intellectual Property, and all Project Patent Rights (collectively, the "Contractor Intellectual Property"), is and shall remain the sole property of Contractor. Unless otherwise expressed in this Contract, no license is implied or granted herein to Purchaser to any Contractor Intellectual Property by virtue of this Contract, nor by the transmittal or disclosure of any such Contractor Intellectual Property to Purchaser. Any Contractor Intellectual Property disclosed, furnished, or conveyed to Purchaser that is marked as "Proprietary" or "Confidential" (or if transmitted orally is identified as being proprietary or confidential in a subsequent writing) shall be treated in accordance with the provisions of Article 20 (Safeguarding of Information and Technology). As used herein, "Intellectual Property" means any information, computer or other apparatus programs, software, specifications, drawings, designs, sketches, tools, market research or operating data, prototypes, records, documentation, works of authorship or other creative works, ideas, concepts, methods, inventions, discoveries, improvements, or other business, financial and/or technical information (whether or not protectable or registrable under any applicable intellectual property law). As used herein, "Project Patent Rights" means all inventions, discoveries, methods and improvements of a patentable nature created or developed by Contractor in the course of its performance under this Contract. Project Intellectual Property will include the materials to be listed in a Schedule (to be attached as Exhibit H hereto) to be created mutually by the Parties within thirty (30) days of execution of this Contract, as it may be amended from time to time by mutual agreement of the Parties.


* Material omitted and separately filed with the Commission under an application for confidential treatment.

      B.  Licenses

          Contractor shall furnish to Purchaser, upon the transfer of title to any portion of the System or a System Upgrade pursuant to Article 9, copies of all technical information, specifications, drawings, designs, sketches, tools, operating data, records, documentation and/or other types of engineering or technical data or information reasonably relating to the operation, maintenance or repair of each component of such portion of the System or System Upgrade as delivered by Contractor (the "Deliverable Technical Material"). Contractor grants to Purchaser a perpetual, royalty-free, non-transferable (except under the circumstances specified in Sub-Article 18(F) below) license to use and reproduce those Deliverable Technical Materials owned, controlled, or developed by Contractor and all Contractor Intellectual Property included in or necessary to use all the Deliverable Technical Materials for purposes of fulfilling Purchaser's obligations under this Contract and using and operating the System (as upgraded by any System Upgrades) supplied by Contractor with the right to employ third parties (under appropriate written obligations respecting confidentiality) to assist Purchaser in fulfilling its obligations under this Contract and in using and operating the System (as upgraded by any System Upgrades), but with no right to sublicense. Contractor grants to Purchaser a perpetual, royalty-free, non-transferable (except under the circumstances specified in Sub-Article 18(F) below) license to use and reproduce those portions of Deliverable Technical Materials owned or controlled by third parties (but only to the extent of any rights which may have been granted to Contractor by such third parties) for the purpose of fulfilling Purchaser's obligations under this Contract and using and operating the System supplied by Contractor with the right to employ third parties (under appropriate written obligations respecting confidentiality) to assist Purchaser in fulfilling its obligations under this Contract and in using and operating the System (as upgraded by any System Upgrades), but with no right to sublicense. Except as set forth in this provision, no license under Contractor's patents, copyrights, trade or service marks, trade secrets or other intellectual property rights protectable under law in the United States or any foreign country is granted to Purchaser. It is expressly understood that it shall not be a violation of this license for Purchaser, on its own behalf or through third parties (under appropriate written obligations respecting confidentiality) specifically employed for the purpose, to use and reproduce Deliverable Technical Material that is not Project Intellectual Property to modify the System (as upgraded by any System Upgrades) or connect the System (as upgraded by any System Upgrades) to other systems, provided that Purchaser may not use the Deliverable Technical Materials that is not Project Intellectual Property in achieving such modification or interconnection for any purpose other than determining the technical configuration, systems interface and/or interoperability requirements of the System (as upgraded by any System Upgrades) as delivered by Contractor (subject to the rights of third parties therein and thereto), and subject to the limitations on Contractor's obligations as set forth in Articles 10(D) and 19(A) concerning any such modification or interconnection.

     C.   Deliverable Software

          Contractor shall furnish to the Purchaser, upon transfer of title to any portion of the System or System Upgrade pursuant to Article 9, copies of all computer or other apparatus programs and software, in executable form, and related documentation relating to the operation, maintenance, or repair of the computer systems of such portion of the System or System

Upgrade, as the case may be, as delivered by Contractor (the "Deliverable Software"). In the case of Contractor Intellectual Property, such copies of programs and software shall consist solely of executable code provided in offline media (e.g., tapes, or diskettes) for restoration purposes, sufficient to operate, maintain or repair the computer systems of such portion of the System or System Upgrade, as the case may be, as delivered by Contractor, and in the case of Project Intellectual Property, such programs and software shall be delivered in both source and object code forms. Contractor shall furnish to Purchaser, from time to time during the Warranty Period or any Upgrade Warranty Period, copies of all computer or other apparatus programs and software, in executable form (and in the case of Project Intellectual Property, in source code form), and related documentation that Contractor may develop to correct errors or to maintain Deliverable Software previously furnished to Purchaser, which shall also be treated as Deliverable Software for purposes of this Contract upon delivery thereof to Purchaser. Contractor grants to Purchaser a perpetual, royalty-free, non-transferable (except under the circumstances specified in Sub-Article 18(F) below) license to use and reproduce the Deliverable Software owned, controlled, or developed by Contractor for the purpose of fulfilling Purchaser's obligations under this Contract and using and operating the System (as upgraded by any System Upgrades) supplied by Contractor with the right to employ third parties (under appropriate written obligations respecting confidentiality) to assist Purchaser in fulfilling its obligations under this Contract and in using and operating the System (as upgraded by any System Upgrades), but with no right to sublicense. Contractor grants to Purchaser a perpetual, royalty-free, non-transferable (except under the circumstances specified in Sub-Article 18(F) below) license to use and reproduce those portions of Deliverable Software owned or controlled by third parties (but only to the extent of any rights which may have been granted to Contractor by such third parties) for the purpose of fulfilling Purchaser's obligations under this Contract and using and operating the System (as upgraded by any System Upgrades) supplied by Contractor with the right to employ third parties (under appropriate written obligations respecting confidentiality) to assist Purchaser in fulfilling its obligations under this Contract and in using and operating the System (as upgraded by any System Upgrades), but with no right to sublicense. These licenses shall be limited to the right to use Deliverable Software that is not Project Intellectual Property only with the particular type of computer equipment or substantially similar replacement equipment for which such Deliverable Software was provided in the System (as upgraded by any System Upgrades) as supplied by Contractor.

          1.   Confidentiality
               Purchaser shall keep the Deliverable Software that is not Project Intellectual Property confidential in accordance with Article 20 (Safeguarding of Information and Technology) and Article 21 (Export Control) to the extent that such Deliverable Software is designated as Confidential Information by its owner and agrees to use its best efforts to see that its employees, consultants, and agents, and other users of such software, comply with the provisions of this Contract. Purchaser also agrees to refrain from taking any steps, such as reverse assembly or decompilation, to derive a source code equivalent of any object code that is furnished by Contractor, provided that Contractor continues to maintain the Deliverable Software that is not Project Intellectual Property in accordance with the terms of a support and maintenance agreement to be entered into on such terms to be agreed upon by the Parties, which terms shall in all events contain assurances of support and maintenance similar to those otherwise available to Purchaser at such time through any other third party operations and maintenance service provider or is willing and able to enter into an agreement to maintain the Deliverable Software upon terms reasonably comparable to the pertinent terms of the initial agreement to be entered into by the Parties with regard to support and maintenance after the expiration or termination thereof or does not go insolvent or bankrupt to thereby *
               In the case of insolvency or bankruptcy of Contractor, Purchaser shall limit any derivation of a source code equivalent to that portion of the Deliverable Software that is Contractor Intellectual Property. Purchaser shall not under any circumstances take any steps to derive a source code equivalent from that portion of the Deliverable Software comprising commercial, off-the-shelf software developed or provided by third parties.

          2.   Backup Copies
               Purchaser may make and retain two archive copies in executable form of the Deliverable Software that is not Project Intellectual Property. Any copy will contain the same copyright notice and proprietary markings as are on the original software and shall be subject to the same restrictions as the originals.

          3.   Termination of Software Licenses
               In the event of (i) use by the Purchaser of Deliverable Software that is not Project Intellectual Property in a manner other than that permitted in Sub-Article 18(C) or (ii) any other material breach of this Article 18 by Purchaser that in either event is not cured within sixty (60) days from receipt by Purchaser of written notice of such impermissible use or breach, Contractor, at its option, may terminate the rights granted to Purchaser pursuant to this Article, upon written notice to Purchaser, which termination shall take effect no sooner than sixty (60) days following receipt by Purchaser of a subsequent written notice of termination. Upon termination, Purchaser shall either return or destroy, at Contractor's option, all copies of Deliverable Software that is not Project Intellectual Property furnished under this Contract.

          4.   Indemnification
               In the event of (i) use by Purchaser of Deliverable Software that is not Project Intellectual Property furnished hereunder other than that permitted in Sub-Article 18(C) or (ii) any other material breach of this Article 18 by Purchaser, the Purchaser shall indemnify and hold Contractor harmless from any and all third party claims resulting therefrom whether arising from a defect in the software or otherwise.


* Material omitted and separately filed with the Commission under an application for confidential treatment.

     D.   Trademarks, Tradenames, etc.

          No rights are granted herein to either Party to use any identification (such as, but not limited to tradenames, trademarks, service marks or symbols, and abbreviations, contractions, or simulations thereof) owned or used by the other Party or its parent company or its affiliates to identify itself or its affiliates or any of its products or services. Each Party agrees that it will not, without the prior written permission of the other Party, use such identification in advertising, publicity, packaging, labeling, or in any other manner to identify itself or any of its products, services, or organizations, or represent directly or indirectly that any product, service, or organization of it is a product, service, or organization of the other Party or its affiliates, or that any product or service of a Party is made in accordance with or utilizes any intellectual property of the other Party or its affiliates.

     E.   DISCLAIMER, LIMITATION OF LIABILITY

          CONTRACTOR REPRESENTS THAT ANY INFORMATION OR INTELLECTUAL PROPERTY FURNISHED IN CONNECTION WITH THIS CONTRACT SHALL BE TRUE AND ACCURATE TO THE BEST OF ITS KNOWLEDGE AND BELIEF, BUT CONTRACTOR SHALL NOT BE HELD TO ANY LIABILITY FOR UNINTENTIONAL ERRORS OR OMISSIONS THEREIN. EXCEPT AS EXPRESSLY PROVIDED, CONTRACTOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESSLY OR IMPLIEDLY. BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, CONTRACTOR AND ITS PARENT COMPANY AND AFFILIATES MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF INFORMATION OR INTELLECTUAL PROPERTY DISCLOSED OR PROVIDED HEREUNDER WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY. EXCEPT AS OTHERWISE PROVIDED IN THIS CONTRACT, CONTRACTOR AND ITS PARENT AND AFFILIATES SHALL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY CLAIM BY PURCHASER OR ANY THIRD PARTY CLAIM AGAINST PURCHASER ON ACCOUNT OF, OR ARISING FROM, PURCHASER'S USE OF INFORMATION OR INTELLECTUAL PROPERTY DISCLOSED OR PROVIDED BY CONTRACTOR.

     F.   Transferability

          The licenses granted to Purchaser by Contractor in the Deliverable Technical Materials and Deliverable Software are personal and non-transferable, except that Purchaser may assign or transfer such licenses to an affiliated entity under common control with the Purchaser or to any entity succeeding to Purchaser's entire interest in the System (as upgraded by any System Upgrades) as a result of reorganization or restructuring of the Purchaser or in the event of a change of control of the Purchaser.

     G.   *

* Material omitted and separately filed with the Commission under an application for confidential treatment.

Article 19  Infringement
------------------------

     A. The Contractor agrees to defend or settle at its own expense all suits for infringement of any patent, copyright, trademark or other form of intellectual property right in any country of the world, for the use and operation of the System (as upgraded by any System Upgrades) as supplied by Contractor and for any component part thereof or material or equipment used therein (or the manufacture of any material or the normal use thereof) provided by the Contractor or on its behalf pursuant to this Contract and will hold the Purchaser harmless from all expense of defending any such suit and all payments for final judgment assessed on account of such infringement, except such infringement or claim arising from:

          1. The Contractor's adherence to the Purchaser's directions in the design and configuration of the System (as upgraded by any System Upgrades) or to use materials, parts or equipment of the Purchaser's selection; or

          2. Such material, parts or equipment furnished to the Contractor by the Purchaser, other than in each case, items of the Contractor's design or selection or the same as any of the Contractor's commercial merchandise or in processes or machines of the Contractor's design or selection used in the manufacture of such standard products or parts; or

          3. Use of the System (as upgraded by any System Upgrades) or the materials, parts or equipment furnished by Contractor other than for the purposes indicated in, or reasonably to be inferred from, this Contract or in conjunction with other products; or

         4. Modification of the System (as upgraded by any System Upgrades) or the materials, parts or equipment furnished by the Contractor, or connection of the System to another system by any person or entity other than Contractor, without prior expressed written approval by Contractor.

     B. The Purchaser will, at its own expense, defend all suits against the Contractor for such excepted infringement and hold the Contractor harmless from all expense of defending any such suit and from all payments by final judgment assessed against the Contractor on account of such excepted infringement.

     C. The Contractor and the Purchaser agree to give each other prompt written notice of claims and suits for infringement, full opportunity and authority to assume the sole defense, including appeals and, upon request and at its own expense, the other agrees to furnish all information and assistance available to it for such defense.

     D. If all or any portion of the System (as upgraded by any System Upgrades) or any material, part or equipment provided by the Contractor or on its behalf is held to constitute an infringement (excluding such excepted infringements specified in Sub-Article 19(A)) and is subject to an injunction restraining its use or any order providing for its delivery up to or destruction, or if in respect of any such claim of infringement the Contractor deems it advisable to do so, the Contractor shall at its own expense either:

         1. Procure for the Purchaser the right to retain and continue to use the System, the affected portion thereof, or any such material, part or equipment without interruption for the Purchaser;

         2. Replace or modify the System, the affected portion thereof, or any material, part or equipment so that it becomes noninfringing while continuing to meet the Performance Requirements or

         3. If the remedies specified in Sub-Articles 19(D)(1) an 19(D)(2) are not feasible, refund to the Purchaser the full purchase price paid for the System, the affected portion thereof, or any material, part or equipment found to be infringing.

     E. In no event shall the Purchaser make any admission or settle any claim in relation with any claim for infringement without Contractor's consent.

Article 20  Safeguarding of Information and Technology
------------------------------------------------------

     A. In performance of this Contract, it may be mutually advantageous to the Parties hereto to share certain specifications, designs, plans, drawings, software, market research or operating data, prototypes, or other business, financial, and or/technical information related to products, services, or systems which are proprietary to the disclosing Party or its affiliates (and in the case of Contractor, Contractor's parent company) (together with this Contract and related documents, AInformation"). The Parties recognize and agree that Information includes information that was supplied in contemplation hereof prior to execution of this Contract, and further agree that Information includes information in both tangible and intangible form.

     B. Unless such Information was previously known to the Party receiving such Information free of any obligation to keep it confidential, or such Information has been or is subsequently made public through other than unauthorized disclosure by the receiving Party or is independently developed by the receiving Party (as documented by the records of the receiving Party), it shall be kept confidential by the Party receiving such Information, shall be used only in the performance of this Contract, and may not be used for any other purposes except upon such terms as may be agreed upon in writing by the Party owning such Information. The receiving Party may disclose such Information to other persons, upon the furnishing Party's prior written authorization, but solely to perform acts which this Article expressly authorizes the receiving Party to perform itself and further provided such other person agrees in writing (a copy of which writing will be provided to the furnishing Party at its request) to the same conditions respecting disclosure and use of Information contained in this Article and to any other reasonable conditions requested by the furnishing Party. Nothing herein shall prevent a Party from disclosing Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of, or pursuant to any regulation of, any regulatory agency or authority, (c) to the extent reasonably required in connection with the exercise of any remedy hereunder and (d) to a Party's legal counsel or independent auditors.

     C. The Purchaser may disclose Information to its lenders and their representatives in connection with obtaining financing for the System, provided that each such lender or their representative enters into a confidentiality agreement containing terms and conditions similar to those in this Contract. Any such disclosure of Information shall be subject to the restrictions in Sub-
Article 20(B).

Article 21  Export Control
--------------------------

            The Parties acknowledge that any products, software, and technical information (including, but not limited to, services and training) provided by either Party under this Contract are or may be subject to export laws and regulations of the United States and the destination country(ies) and any use or transfer of such products, software and technical information must be authorized under those Laws. The Parties agree that they will not use, distribute, transfer or transmit the products, software or technical information (even if incorporated into other products) except in compliance with export Laws. If requested by either Party, the other Party agrees to sign all necessary export-related documents as may be required to comply with export Laws.

Article 22  Liquidated Damages
------------------------------

     A. If Phase 1 of the System is not Ready for Commercial Acceptance or Provisional Acceptance * the Scheduled Phase 1 System RFS Date, as it may have been extended under:

          1.  Article 6 (Contract Variations);

          2.  Article 17 (Force Majeure);

          3.  Article 15 (Suspension); or

          4. Other arrangements as agreed between the Purchaser and the Contractor;

then Contractor shall pay to Purchaser for each day of delay following * for up to 200 days or, if earlier, to the day Contractor begins making payments under paragraph C of this Article 22, by way of pre-estimated and liquidated damages for the delay and not as a penalty, an amount equal to * of the Phase 1 portion of the Initial Contract Price for the System, subject to the maximum aggregate amount set forth in Paragraph E of this Article 22.

     B. If Phase 2 of the System is not Ready for Commercial Acceptance or Provisional Acceptance * of the Scheduled Phase 2 RFS Date, as it may have been extended under:

          1.  Article 6 (Contract Variations);

          2.  Article 17 (Force Majeure);

          3.  Article 15 (Suspension); or

          4. Other arrangements as agreed between the Purchaser and the Contractor;

then Contractor shall pay to Purchaser for each day of delay following * for up to 200 days or, if earlier, to the day Contractor begins making payments under paragraph C of this Article 22, by way of pre-estimated and liquidated damages for the delay and not as a penalty, an amount equal to * of the Phase 2 portion of the Initial Contract Price for the System, subject to the maximum aggregate amount set forth in Paragraph E of this Article 22.

     C. If the System is not Ready for Commercial Acceptance or Provisional Acceptance by the Scheduled RFS Date, as it may have been extended under:

          1.  Article 6 (Contract Variations);

          2.  Article 17 (Force Majeure); or


* Material omitted and separately filed with the Commission under an application for confidential treatment.

          3.  Article 15 (Suspension); or

          4. Other arrangements as agreed between the Purchaser and the Contractor; then Contractor shall pay to Purchaser for each day of delay, for up to 200 days, by way of pre-estimated and liquidated damages for the delay and not as a penalty, an amount equal to * of the Initial Contract Price for the System, * subject to the maximum aggregate amount set forth in Paragraph E of this Article 22.

     D. If a System Upgrade is not Ready for Commercial Acceptance or Provisional Acceptance by the Scheduled Upgrade Date, as it may have been extended under:

          1.  Article 6 (Contract Variations);

          2.  Article 17 (Force Majeure); or

          3.  Article 15 (Suspension); or

          4. Other arrangements as agreed between the Purchaser and the Contractor; then Contractor shall pay to Purchaser for each day of delay, for up to 90 days, by way of pre-estimated and liquidated damages for the delay and not as a penalty, an amount equal to * of the Initial Upgrade Contract Price.

     E. In no event shall the aggregate amount payable with respect to Phases and/or the System pursuant to Paragraphs A, B and/or C above exceed * of the Initial Contract Price.


Article 23  Limitation of Liability/Indemnification
---------------------------------------------------

     A. NOTWITHSTANDING ANY OTHER PROVISION IN THIS CONTRACT, AND IRRESPECTIVE OF ANY FAULT, NEGLIGENCE OR GROSS NEGLIGENCE OF ANY KIND, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, RELIANCE OR SPECIAL (INCLUDING PUNITIVE) DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE, LOSS OF BUSINESS OPPORTUNITY OR THE COSTS ASSOCIATED WITH THE USE OF RESTORATION FACILITIES RESULTING FROM ITS FAILURE TO PERFORM PURSUANT TO THE TERMS AND CONDITIONS OF THIS CONTRACT.

     B. EXCEPT AS SET FORTH BELOW IN THE LAST TWO SENTENCES OF THIS SUB-ARTICLE 23(B), THE CONTRACTOR'S MAXIMUM AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT OR OTHERWISE, EXCEPT FOR CLAIMS RELATING TO SYSTEM UPGRADES, SHALL NOT EXCEED
* OF THE CONTRACT PRICE. THE CONTRACTOR'S MAXIMUM AGGREGATE LIABILITY


* Material omitted and separately filed with the Commission under an application for confidential treatment.

FOR CLAIMS RELATING TO SYSTEM UPGRADES (IF CONTRACTOR CAN PROVE THAT THE SYSTEM WAS DESIGNED WITH SUFFICIENT TRANSMISSION MARGIN AND THUS SUCH CLAIMS DO NOT ARISE UNDER CLAUSE (ii) OF SUB-ARTICLE 10(B)) SHALL NOT EXCEED * OF THE APPLICABLE UPGRADE PRICE. THE FOREGOING LIMITATION SHALL NOT APPLY TO CLAIMS UNDER SUB-ARTICLES 19(A) AND 23(C). IF CONTRACTOR CANNOT PROVE THAT THE SYSTEM WAS DESIGNED WITH SUFFICIENT TRANSMISSION MARGIN FOR A SYSTEM UPGRADE, THE CONTRACTOR'S MAXIMUM AGGREGATE LIABILITY FOR CLAIMS ARISING UNDER CLAUSE (ii) OF SUB-ARTICLE 10(B) SHALL NOT EXCEED *

     C. Contractor, at its expense, shall defend, indemnify and hold harmless Purchaser, its affiliates, agents, subcontractors and employees (collectively, the "Indemnitees") against any and all claims, proceedings, demands, costs, expenses, liabilities (including without limitation, reasonable legal fees), and judgements for losses (collectively, "Liabilities") asserted against or incurred by any Indemnitee, arising out of, or in connection with (a) this Contract, and/or the performance thereof by Contractor or any of its subcontractors, or
(b) the operation and maintenance of the System prior to the risk of loss passing to Purchaser, resulting from acts or omissions of Contractor or any Subcontractor, regardless of whether involving errors, negligence or willful misconduct or resulting from, strict liability or statutory liability, except to the extent that such Liabilities were caused by the negligent acts or willful misconduct of Purchaser. The defense, indemnification and save harmless obligation is specifically conditioned on the following: (i) Purchaser providing prompt notification in writing of any such Liability when it obtains Actual Knowledge thereof, unless such failure shall not have materially impaired Contractor's ability to defend against such claim; (ii) Contractor having control of the defense of any such action, claim or demand and of all negotiations for its settlement or compromise; and (iii) Purchaser cooperating, at Contractor's expense, in a reasonable way to facilitate the defense of such claim or demand or the negotiations for its settlement. The Purchaser, at its option, shall be entitled to participate, at its own expense, in any proceeding, claim or demand involving an Indemnitee.

     D. Purchaser, at its expense, shall defend, indemnify and hold harmless Contractor, its agents, subcontractors and employees against any and all claims, demands, and judgments for losses due to any act or omission, arising out of, or in connection with this Contract or, after risk of loss passes to Purchaser, the operation or maintenance of the System, to the extent such losses were caused by the negligence or willful misconduct of the Purchaser, its subcontractors, employees or agents (other than Contractor). The defense, indemnification and save harmless obligation is specifically conditioned on the following (i) Contractor providing prompt notification in writing of any such claim or demand when it obtains Actual Knowledge thereof, unless such failure shall not have materially impaired Purchaser's ability to defend against such claim; (ii) Purchaser having control of the defense of any such action, claim or demand and of all negotiations for its settlement or compromise; and (iii) Contractor cooperating, at Purchaser's expense, in a reasonable way to facilitate the defense of such claim or demand or the negotiations for its settlement.

Article 24  Counterparts
------------------------


* Material omitted and separately filed with the Commission under an application for confidential treatment.

          This Contract may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Article 25  Design and Performance Responsibility; Subcontractors
-----------------------------------------------------------------

     A. The Contractor shall be solely responsible for the engineering and design of and for all details of the System and the System Upgrades and for the adequacy thereof.

     B. The Contractor's responsibility for engineering and designing of the System and the System Upgrades shall not in any way be diminished, nor shall the Contractor's design approach be restricted or limited by, the Purchaser's acceptance of the Contractor's guidance or recommendations as to engineering standards and design specifications, or by the Purchaser's approval, suggestions or recommendations on any aspect of the engineering or design.

     C. Purchaser shall use reasonable efforts in assisting the Contractor, at Contractor's expense, to obtain in a timely manner accurate information required for the Contractor to perform the Work and the Upgrade Work, which Contractor cannot expeditiously and cost-effectively obtain from any source other than the Purchaser.

     D. The Contractor will select Subcontractors in connection with the performance of the Work such that all Work provided by any such Subcontractors meet the System specifications set out in the Technical Volume hereto and the reliability and performance requirements set forth in this Contract. Regardless of whether or not the Contractor obtains approval from the Purchaser of a Subcontractor or whether the Contractor uses a Subcontractor recommended or designated by the Purchaser, use by the Contractor of a Subcontractor will not, under any circumstances: (i) give rise to any claim by the Contractor against the Purchaser if such Subcontractor breaches its subcontract or contract with the Contractor; (ii) give rise to any claim by such Subcontractor against the Purchaser; (iii) create any contractual obligation by the Purchaser to the Subcontractor; (iv) give rise to a waiver by the Purchaser of its rights to reject any defects or deficiencies or defective Work; or (v) in any way release the Contractor from being solely responsible to the Purchaser for the Work to be performed under this Contract.

     E. The Contractor is the general contractor for the Work and remains responsible for all of its obligations under this Contract, including the Work, regardless of whether a subcontract or supply agreement is made or whether the Contractor relies upon any Subcontractor to any extent. The Contractor's use of Subcontractors for any of the Work will in no way increase the Contractor's rights or diminish the Contractor's liabilities to the Purchaser with respect to this Contract, and in all events the Contractor's rights and liabilities hereunder with respect to the Purchaser will be as though the Contractor had itself performed such Work. The Contractor will be liable for any delays caused by any Subcontractor as if such delays were caused by the Contractor.

     F. The terms of this Contract will in all events be binding upon the Contractor regardless of and without regard to the existence of any inconsistent terms in any agreement between the Contractor and any Subcontractor whether or not and without regard to the fact that the Purchaser may have directly and/or indirectly had notice of any such inconsistent term.

     G. The Contractor must make all payments to all Subcontractors (except in the case of legitimate disputes between the Contractor and any such Subcontractor arising out of the agreement between the Contractor and such Subcontractor) in accordance with the respective agreements between the Contractor and its Subcontractors such that Subcontractors will not be in a position to enforce liens and/or other rights against the Purchaser, the System or any part thereof.

     H. If a proposed Subcontractor of major Supplies is not listed on Exhibit G hereto, Contractor shall obtain approval thereof from Purchaser, which approval will not be unreasonably withheld. Contractor will not terminate any such listed or approved Subcontractor except for good cause (taking into account the interests of Purchaser) and after consultation with Purchaser, *

Article 26  Product Changes
---------------------------

          The Contractor may at any time make changes to the System or System Upgrades furnished pursuant to this Contract, or modify the drawings and published specifications relating thereto, or substitute equipment of later design, provided the changes, modifications, or substitutions under normal and proper use do not impact upon the form, fit, expected life or function of the System as provided in the System Performance Requirements.

Article 27  Risk and Insurance
------------------------------

     A. The Contractor shall at all times maintain, and upon request, the Contractor shall furnish the Purchaser with certificates, or other reasonable evidence, that Contractor maintains, the following insurance or has adequate self-insurance (other than as required to comply with any statutory insurance requirements); provided, that the following insurance coverages may be combined
               --------
or in different form so long as Contractor maintains insurance consistent with the following requirements:

          1. Workmen's Compensation and Employers Liability Insurance (with a limit of not less than * for any one incident or series of incidents arising from one event or such higher limit as may be required by the laws of any jurisdiction) covering the officers and employees of the Contractor for all compensation or other benefits required of the Contractor by the laws of any nation or political sub-division thereof to which the Contractor and its operations under this Contract are subject in respect of injury of death of any such employee.

          2. Comprehensive General Public Liability Insurance, covering personal injury and/or property damage, with combined single limits of not less


* Material omitted and separately filed with the Commission under an application for confidential treatment.

               than * for claims of injury or death of any persons or loss of or damage to property resulting from any one accident. This insurance to be extended to provide Marine Comprehensive General Liability including liabilities arising out of the operation of subsea equipment.

          3. Comprehensive Automobile Liability insurance covering all vehicles and automotive equipment owned, hired, or in the custody and control of Contractor and complying with all applicable legislation with limits not less than * combined single limit for the death or injury of any person per accident and not less than
               * for the loss or damage to property resulting from any one accident.

          4. Excess Liability Coverage over that required in Sub-Articles 27(A)(1), (2) and (3) with minimum limits of * for any one accident or occurrence.

          5. All Risk Insurance in respect of all property of Contractor, its respective officers, agents and employees connected with the performance of the Work against all loss or damage from whatever cause.

          6. Conventional Marine Hull and Machinery Insurance including War Risks or any vessel(s) owned, operated or chartered by the Contractor, in an amount equal to the full value thereof. In the event of damage to or loss of such vessel(s), the Contractor agrees to look to its insurance carrier for payment of such loss or damage and hereby releases the Purchaser and waives any claims against the Purchaser for the loss of such vessel(s) unless due to the negligence of Purchaser, its agent or representatives (other than Contractor).

          7. All vessels are to be entered in a Mutual Protection and Indemnity Association with a full and unlimited entry or to have Marine Protection and Indemnity Insurance with a limit of not less than * including coverage for illness, injury or death of crew members (unless covered under Workmen's Compensation Insurance), Contractual Liability Coverage, Collision and Tower's Liability, Removal of Wreck and Debris and Third Party Liability, except that the foregoing shall not apply to small craft which are not customarily so insured; provided, that such small craft
                                               --------
               will be insured to the limits customary for such commercial small craft vessels.

          8.   Specialist Operations Insurance with a limit of not less than
               * as per London Wording 1993 or equivalent.

          9. Transit Insurance including inland, air, and Marine Cargo coverage including War (other than on land) in an amount sufficient to cover the expected highest value of any one shipment. Coverage to include Institute Cargo Clauses, all risks 1.1.63, Institute War Clauses, London Malicious


* Material omitted and separately filed with the Commission under an application for confidential treatment.

               Damage Clause, and Institute Strikes Riots and Civil Commotion Clauses or their equivalent.

          10. Marine Cargo or equivalent is required to protect, for full cost, against all risks of physical loss or damage to the plant, equipment and supplies to be included in the System (other than War Risks) beginning with when each such item is ready for shipping and ending when the submersible plant and equipment are placed overside the cable laying vessel and when the equipment and supplies are delivered to the cable stations, central offices, or network operation center. The coverage continues to cover cable lying on the seabed.

          11. Sea Bed or equivalent coverage (including an Old Mines and Torpedoes Clause, including other derelict weapons of War) is required to protect, for full cost, against all risks of physical loss or damage to the submersible plant and equipment described in Sub-Article 27(A)(10) above. See last paragraph.

          12. War Risks or equivalent coverage is required to protect against damage to, seizure by and/or destruction of the System by means of war, piracy, takings at sea and other warlike operations until discharge of the submersible plant and equipment. For the purposes of this Article Adischarge of the submersible plant and equipment" shall be deemed to take place when the plant and equipment reaches the sea bottom, as far as the submersible plant and equipment is concerned, and when the plant is off-loaded in the respective terminal country, as far as non-submersible plant is concerned.

          13. Pollution Liability (EIL) insurance for installation operations and as arising from the use of vessels in an amount not less than
               * or such higher sum as may be required to meet any legal requirement in area of operations.

          The Comprehensive General Liability Insurance required pursuant to

Sub-Article 27(A)(2) above, shall include Contractual Liability Coverage which shall specifically apply to the obligations assumed by the Contractor under the Terms and Conditions of this Contract.

     B.   1.   All the foregoing insurances shall be effected with a
               creditworthy insurer and shall be endorsed to provide Purchaser with at least thirty (30) days prior written notice of cancellation or material change.

          2. The foregoing insurances, where relevant, shall name Purchaser and its lenders as an additional insured as to operations hereunder, in which event the Contractor's insurance shall be primary and non-contributory to any insurance carried by Purchaser.


* Material omitted and separately filed with the Commission under an application for confidential treatment.

          3. The limits specified herein are minimum requirements and shall not be construed in any way as limits of liability or as constituting acceptance by Purchaser of such responsibility for financial liabilities in excess of such limits. The Contractor shall bear all deductibles applicable to any insurance.

          4. If it is judicially determined that the monetary limits of insurance required hereunder or of any indemnity voluntarily assumed under the Terms and Conditions of this Contract which the Contractor agrees will be supported either by available liability insurance or voluntarily self-insured, in part or whole, exceeds the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnity shall automatically be amended to conform to the maximum monetary limits permitted under such law.

          5. Contractor shall take reasonable steps to provide that any sub-contractor engaged by it has in effect or will effect Employer's Liability, Workmen's Compensation, Hull and Machinery and Protection and Indemnity insurances and any other insurances required by law, together with such other insurances as the Contractor may consider necessary.

          6. If the Contractor fails to effect or keep in force any of the insurances required under this Contract, Purchaser may effect and keep in force any such insurances and pay such premiums as may be necessary for that purpose and from time to time deduct the amount so paid by Purchaser from any money due or which may become due to the Contractor hereunder or recover the same as a debt due from the Contractor, provided that Purchaser is not in Default.

          7. Each Party shall give the other prompt notification of any claim with respect to any of the insurances to be provided hereunder, accompanied by full details giving rise to such claim. Each Party shall afford the other all such assistance as may be required for the preparation and negotiation of insurance claims.

          8. Contractor shall report to Purchaser as soon as practicable all accidents or occurrences resulting in injuries to Contractor's employees or third parties, or damage to property of third parties, arising out of our during the course of services for Purchaser by Contractor.

     C. The Contractor may organize such reasonable levels of deductibles, excesses and self-insurance as it considers appropriate and which are within prudent industry standards.

     D. The insurance requirements of this Article 27 will remain in place with respect to each Segment, the System or System Upgrade, as the case may be, and will not in any way be diminished or reduced until the transfer of title and risk of loss shall have passed to Purchaser of such Segment, System or System Upgrade, as the case may be, even in the event of the sale of substantially all the assets of the Contractor by way of a merger, consolidation or sale of assets.

Article 28  Plant and Work Rules
--------------------------------

          Employees and agents of each Party shall, while on the premises of the other or its subcontractors, comply with all plant rules and governmental regulations.

Article 29  Right of Access and Review
--------------------------------------

     A. The Contractor shall, upon reasonable notice during normal business hours and in a manner to avoid any disruption of the work on the premises including performance of other contracts, permit access by the Purchaser or its Quality Assurance (QA) Representatives (other than a competitor of the Contractor or any affiliate of a competitor) to the Contractor's premises where the work will be performed, and will use its best endeavors to secure rights of access to premises of its subcontractors where the work will be performed, having subcontracts or orders in the amount of, or equivalent to U.S. $125,000 or more, in accordance with the Contractor's contractual arrangements with its Subcontractors, and allow the Purchaser or its QA Representative to:

          1. audit the Contractor's quality assurance system and its application to the Work and Upgrade Work, including manufacture, development and raw materials and components provision;

          2. inspect all parts of the Work and Upgrade Work to the extent reasonably practicable to ensure that their quality meets the Specification.

This right of access shall allow for the Purchaser and/or its QA representatives. The Purchaser shall provide the name(s) of each such visitor prior to the visit. The Contractor shall not be responsible for any costs, including travel and accommodation costs, of the Purchaser or its representatives.

     B. The right of access shall also allow for the Purchaser and/or representatives to be aboard the vessel(s) during installation and the route survey, provided accommodations are available. The Contractor shall not be responsible for any costs of the Purchaser or its representatives, except for living expenses on board the vessel which includes one (1) daily telex or fax, all other travel and accommodation costs for the Purchaser or its QA Representatives shall be for the account of the Purchaser.

     C. Any right of access shall not be construed as creating any obligation requiring the Contractor or its subcontractors to disclose trade secrets or proprietary information. Further, such right of access may be conditioned on the execution of a confidentiality and non-disclosure agreement and/or subject to routine building or security rules, regulations or procedures.

     D. Any exercise of any right of the Purchaser under this Contract to inspect, audit, visit or to observe or to review or approve any part of the Work or System Upgrades shall not be construed as limiting any obligation of Contractor hereunder, including without limitation, under Articles 1 and 10 hereof.

     E. Contractor will have access to the System as necessary to accomplish its responsibilities under this Contract and in order to make repairs and to make System Upgrades. Contractor will provide reasonable notice of its need for access and will take reasonable steps to minimize disruptions to the operation of the System.

     F. Contractor shall give the Purchaser reasonable prior written notice of each monthly project management review meeting with respect to the status of the construction and/or installation of the System, and Purchaser's representatives shall at their cost be permitted to attend and participate in such meetings.

Article 30  Quality Assurance; First Application
---------- -------------------------------------

     A. All equipment, material and supplies provided under this Contract shall be inspected and tested by representatives designated by the Contractor to the extent reasonably practical to assure that the quality of the equipment, materials and supplies being incorporated is sufficient to realize the System Performance Requirements. The inspection and test program established for such equipment, materials and supplies shall be consistent with commercial practices normally employed by the Contractor in the construction of submarine cable systems. The foregoing shall not be construed as limiting any of the Contractor's obligations under this Contract.

     B. The Contractor represents that the list in Exhibit F identifies (i) all major System elements and subsystems and (ii) all Deliverable Software, which have not been used, as of the date hereof, in any other currently operating submarine cable system, the qualification plans for which are more fully described in the First Office Application section of the Quality Plan section of the Technical Volume.

Article 31  Documentation
-------------------------

          The Contractor shall furnish to the Purchaser one copy of the standard documentation in the English language for the System provided hereunder. Such documentation shall be provided prior to the Acceptance testing. Additional copies of the documentation are available at additional cost. The Contractor agrees to reformat the Commercial Volume and the Technical Volume in a manner that is consistent with Purchaser's guidelines within four weeks of the execution of this Contract.

Article 32  Training
--------------------

          The Contractor will provide, as part of the Initial Contract Price, any and all training, as more particularly described in the training section of the Technical Volume, necessary for the operation and maintenance of the System.

Article 33  Settlement of Disputes/Arbitration/Litigation
---------------------------------------------------------

     A. The Parties shall endeavor to settle amicably by mutual discussions any disputes, differences, or claims whatsoever related to this Contract.

     B. Failing such amicable settlement, any controversy, claim or dispute arising under or relating to this Contract, including the existence, validity, interpretation, performance, termination or breach thereof, shall, if both Parties agree in writing thereto, finally be settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association "AAA"). Unless the Parties agree to a sole arbitrator, there shall be three (3) arbitrators, with each Party appointing one arbitrator, who collectively will select a third. The language of the arbitration shall be English. The Arbitrator will not have authority to award punitive damages to either Party. Each Party shall bear its own expenses, but the Parties shall share equally the fees and expenses of the Arbitration Tribunal and the AAA. This Contract shall be enforceable, and any arbitration award shall be final, and judgment thereon may be entered in any court of competent jurisdiction. In any such arbitration, the decision in any prior arbitration under this Contract shall not be deemed conclusive of the rights as among themselves of the Parties hereunder. The arbitration shall be held in New York, New York, U.S.A.

     C.  1.    If both Parties do not agree to arbitration pursuant to paragraph
               (B) above, then either Party may institute suit in the Supreme
               Court of the State of New York sitting in New York County or the United States District Court of the Southern District of New
               York, or any appellate court from any thereof.

          2. Each Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Contract, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of the place of residence or domicile of either Party. The Contractor hereby irrevocably and unconditionally appoints CT Corporation System with an office on the date hereof at 1633 Broadway, New York, New York, as its agent and Purchaser hereby irrevocably appoints Global Crossing Ltd., with an office at 712 Fifth Avenue, New York, New York, as its agent (collectively, the "New York Process Agents"), in the case of each, to receive on behalf of each such Party and its respective property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding in any such New York State or Federal court and agrees promptly to appoint a successor New York Process Agent in The City of New York (which successor Process Agent shall accept such appointment in a writing prior to the termination for any reason of the appointment of the initial New York Process Agent). In any such action or proceeding in such New York State or Federal court sitting in The City of New York, such service may be made on a Party by delivering a copy of such process to such Party in care of the appropriate Process Agent at such Process Agent's above address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Party at its address referred to in Article 35 of this Contract (such service to be effective upon such receipt by the appropriate Process Agent and the depositing of such process in the mails as aforesaid). Each Party hereby irrevocably and unconditionally authorizes and directs such Process Agent to accept such service on its behalf. As an alternate method of service, each Party also irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court sitting in The City of New York by mailing of copies of such process to such Party, as the case may be, by certified or registered air mail at its address referred to in Article 35 of this Contract. Each Party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          3.   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE
               --------------------
               FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

     D. THE OBLIGATIONS OF EACH PARTY IN RESPECT OF THIS CONTRACT DUE TO ANY PARTY SHALL, NOTWITHSTANDING ANY JUDGMENT IN A CURRENCY (THE AJUDGMENT CURRENCY") OTHER THAN DOLLARS, BE DISCHARGED ONLY TO THE EXTENT THAT ON THE BUSINESS DAY FOLLOWING RECEIPT BY SUCH PARTY OF ANY SUM ADJUDGED TO BE SO DUE IN THE JUDGMENT CURRENCY SUCH PARTY MAY IN ACCORDANCE WITH NORMAL BANKING PROCEDURES PURCHASE DOLLARS WITH THE JUDGMENT CURRENCY;

IF THE AMOUNT OF DOLLARS SO PURCHASED IS LESS THAN THE SUM ORIGINALLY DUE TO SUCH PARTY IN DOLLARS, EACH PARTY AGREES, AS A SEPARATE OBLIGATION AND NOTWITHSTANDING ANY SUCH JUDGMENT, TO INDEMNIFY SUCH PARTY AGAINST SUCH LOSS, AND IF THE AMOUNT OF DOLLARS SO PURCHASED EXCEEDS THE SUM ORIGINALLY DUE TO ANY PARTY TO THIS CONTRACT, EACH PARTY AGREES TO REMIT TO SUCH PARTY, SUCH EXCESS.

Article 34  Applicable Law
--------------------------

          THIS CONTRACT SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES, EXCLUDING ITS CONFLICTS OF LAW PROVISIONS AND EXCLUDING THE CONVENTION FOR THE INTERNATIONAL SALE OF GOODS.

Article 35  Notices
-------------------

     A. Any notices, consent, approval, or other communication pursuant to this Contract shall be in writing, in the English language, and shall be deemed to be duly given or served on a Party if sent to the Party at the address stipulated in Sub-Article 35(B) and if sent by any one of the following means only:

          1. Sent by hand: Such communication shall be deemed to have been received on the day of delivery provided receipt of delivery is obtained.

          2. Sent by facsimile: Such communication shall be deemed to have been received, under normal service conditions, twenty-four (24) hours following the time of dispatch or on confirmation by the receiving Party, whichever is earlier.

          3. Sent by registered or certified mail: Such communication shall be deemed to have been received, under normal service conditions, on the day it was received or on the tenth day after it was dispatched, whichever is earlier.

     B. For purposes of this Article, the names, addresses and fax numbers of the Parties are as detailed below. Any change to the name, address, and facsimile numbers may be made at any time by giving thirty (30) days prior written notice.

Alcatel Submarine Networks
30, rue Pierre Beregovoy
92111 Clichy Cedex
France
Facsimile:  33-(0)-1-4756-6920
Attn: Charles H. Matthews

South American Crossing Ltd.
Wessex House
45 Reid Street
Hamilton HM12, Bermuda
Facsimile:  441-296-6749/8606
Attn:  Robert Klug

Article 36  Publicity and Confidentiality
-----------------------------------------

     A. No information relating to this Contract shall be released by either Party to any newspaper, magazine, journal or other written, oral or visual medium without the prior written approval of an authorized representative of the other Party; provided that, subject to Article 20 (Safeguarding of Information
             --------
and Technology) and the following Sub-Article, this Article shall not restrict either Party from responding to customary press inquiries or otherwise making public or private statements in the normal course of business, so long as consistent with a mutually agreed press-release.

     B. This Contract and any non-public information, written or oral, with respect to this Contract, AConfidential Information", will be kept confidential and shall not be disclosed, in whole or in part, to any person other than affiliates, officers, directors, employees, agents or representatives of a Party (collectively, ARepresentatives") who need to know such Confidential Information for the purpose of negotiating and executing this Contract. Each Party agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such persons to treat such Confidential Information in accordance with the terms of this Article. Nothing herein shall prevent a Party from disclosing Confidential Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of, or pursuant to any regulation of, any regulatory agency or authority, (c) to the extent reasonably required in connection with the exercise of any remedy hereunder, (d) to a Party's legal counsel or independent auditors, (e) prospective lenders to the Purchaser or Purchaser's parent or affiliate companies, (f) to the extent required, to any actual or proposed person or entity which will provide any operation, administrative or maintenance services with respect to the System or any part thereof and (g) to any actual or proposed assignee of all or part of its rights hereunder provided that such actual or proposed assignee agrees in writing to be bound by the provisions of this Article.

Article 37  Assignment
----------------------

     A. Except as provided in this Article, neither Party shall assign this Contract or any right or interest under this Contract, nor delegate any work or obligation to be performed under this Contract "Assignment"), without the other Party's prior written consent which shall not be unreasonably withheld (it being understood that it shall be deemed to be reasonable to withhold consent to the assignment of this Contract or any rights, interest or obligations hereunder to a competitor of Contractor or an affiliate of a competitor or uncreditworthy party).

     B. The Contractor has the right to assign all or any part of its rights under this Contract, or to delegate all or any part of its duties hereunder at any time without the Purchaser's consent to a successor to substantially all the assets of the Contractor by way of a merger, consolidation or sale of assets; provided that in the case of any assignment or
                                 --------
delegation pursuant to this Sub-Article 37(B), such assignee or delegee shall assume in writing all liabilities, warranties, representations and obligations of Contractor under this Contract. The Contractor shall give the Purchaser written notice 30 days prior to any assignment or delegation. Contractor shall remain jointly and severally liable with any assignee or delegee described in clause (i) of this paragraph.

     C. The Purchaser has the right to assign all of its rights and delegate all of its duties under this Contract to any other entity to whom all of Purchaser's rights and interests in the System have been transferred. Purchaser also has the right (i) to assign all of its rights hereunder with respect to any particular Landing Assets to any Transferee, (ii) to assign Permits with respect to such Landing Assets, or have Permits with respect to such Landing Assets issued in the name of, such Transferee and (iii) to transfer such Landing Assets or have such Landing Assets transferred directly to, such Transferee; provided
                                                                      --------
that such Transferee shall execute a supplement to this Contract whereby it becomes jointly and severally liable, together with Purchaser, for all of Purchaser's obligations under this Contract. ALanding Assets" means, with respect to each jurisdiction where a portion of the System is located, all or part of such portion of the System located therein. It is understood that the Purchaser, at its option, may assign and transfer rights with respect to Landing Assets in different jurisdictions to different Transferees. Purchaser contemplates effecting the foregoing assignment pursuant to a Supplement hereto and the Contractor agrees to execute and deliver such Supplement. Purchaser shall not transfer any of its rights under this Contract or the System except in accordance with the foregoing. Any assignment or transfer by Purchaser not expressly permitted by Sub-Article 37(C) shall be of no force and effect. Any assignment or transfer by Purchaser which results in any increase in costs or any loss, damage, delay or failure of performance shall constitute a Force Majeure, and, without limiting the applicability of Article 17 (Force Majeure), Purchaser shall be responsible for any increase in costs resulting therefrom.

Article 38  Relationship of the Parties
---------------------------------------

          All work performed by a Party under this Contract shall be performed as an independent contractor and not as an agent of the other and no persons furnished by a Party shall be considered the employees or agents of the other. Each Party shall be responsible for its employees' compliance with all Laws while performing under this Contract. This Contract shall not form a joint venture or partnership between the Parties.

Article 39  Successors Bound
----------------------------

          This Contract shall be binding on the Contractor and the Purchaser and their respective successors and permitted assigns.

Article 40  Article Captions; Joint Drafting
--------------------------------------------

     A. The captions of the Articles do not form part of this Contract and shall not have any effect on the interpretation thereof.

     B. This Contract has been fully negotiated between, and jointly drafted by, the Parties hereto.

Article 41  Severability
------------------------

          If any of the provisions of this Contract shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Contract, but rather the entire Contract shall be construed as if not containing the particular invalid or unenforceable provision or provisions and the rights and obligations of the Contractor and the Purchaser shall be construed and enforced accordingly. In the event such invalid or unenforceable provision is an essential and material element of this Contract, the Parties shall promptly negotiate a replacement provision.

Article 42  *
----------

Article 43  Survival of Obligations
-----------------------------------

          The Parties' rights and obligations, which, by their nature would continue beyond the termination, cancellation or expiration of this Contract, including, but not limited to, those contained in Sub-Article 4(B) (Taxes, Levies and Duties) and Sub-Article 4(C) (Withholding Tax), Article 18 (Intellectual Property), Article 20 (Safeguarding of Information and Technology), Article 21 (Export Control) and Article 23 (Limitation of Liability/Indemnification) shall survive termination, cancellation or expiration hereof. Article 10 (Warranty) and Article 11 (Contractor Support), shall survive termination, cancellation or expiration hereof, if and only if, this Contract is terminated by Purchaser pursuant to Sub-Article 13(A).

Article 44  Non-Waiver
----------------------

          A waiver of any of the terms and conditions of this Contract, or the failure of either Party strictly to enforce any such term or condition, on one or more occasions shall not be construed as a waiver of the same or of any other term or condition of this Contract on any other occasion.

Article 45  Language
--------------------

          This Contract has been executed in the English language and English will be the controlling language for interpretation of this Contract.

Article 46  Entire Agreement
----------------------------


* Material omitted and separately filed with the Commission under an application for confidential treatment.

          This Contract supersedes all prior oral or written understanding between the Parties and constitutes the entire agreement with respect to the subject matter herein. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of all Parties.

          This Contract is executed as of the date first set forth above in the location set forth below the signature of the duly authorized representative of each Party, as set forth below.

                              ALCATEL SUBMARINE NETWORKS



                              By: /s/ Pat A. Scully
                                 ----------------------------
                              Name: Pat A. Scully
                              Title: Contracting Director
                              Signed In:



                              SOUTH AMERICAN CROSSING LTD.



                              By: /s/ S. Wallace Dawson, Jr.
                                 ----------------------------
                              Name:
                              Title:
                              Signed In: The Netherlands